Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Exhibit 10.4

LICENSE AGREEMENT

by and between

ASCENDANT HEALTH SCIENCES LIMITED

and

CUE BIOPHARMA, INC.

dated as of April 30, 2026

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of April 30, 2026 (the “Effective Date”) by and between Ascendant Health Sciences Limited, a company incorporated under the laws of the Cayman Islands with an address of Palm Grove Unit 4, 265 Smith Road, George Town, Grand Cayman KY1-9006, Cayman Islands (“Ascendant”), and Cue Biopharma, Inc., a company incorporated in Delaware with an address of 40 Guest Street, Boston, Massachusetts 02135, United States (“Cue”). Ascendant and Cue are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

Recitals

Whereas, Ascendant is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products;

Whereas, Ascendant and its Affiliates have developed a certain humanized IgG1 monoclonal antibody that has anti-IgE effect, designed to neutralize IgE and inhibit its production;

Whereas, Cue is a biopharmaceutical company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, the Parties desire to enter into this Agreement, pursuant to which Ascendant grants Cue an exclusive license under certain intellectual property rights owned or controlled by Ascendant and its Affiliates on the terms and conditions set forth in this Agreement; and

Whereas, concurrently with the execution of this Agreement, the Parties are entering into that certain stock purchase agreement (“Stock Purchase Agreement”).

Now, Therefore, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below.

1.1
“Acceleration Payment” means the First Stage Acceleration Payment, the Second Stage Acceleration Payment, and the Third Stage Acceleration Payment, as applicable.
1.2
“Accounting Standards” means United States generally accepted accounting principle as in effect from time to time.
1.3
“Acquirer IP” has the meaning set forth in Section 13.4.2.
1.4
“Acquiring Entity” means, in the case of a Change of Control of a Party, the successor in interest, resulting entity, assignee or purchaser, as applicable, of such Party and its Affiliates.
1.5
“Affiliate” means any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate”, the term “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.
1.6
“Agreement” has the meaning set forth in the Preamble.
1.7
“Annual Net Sales” means total Net Sales in the Cue Territory of Licensed Product(s) in a particular Calendar Year.
1.8
“Antibody” means any polypeptide, including full immunoglobulin molecules (such as IgG, IgM, IgE, IgA, and IgD molecules), single chain immunoglobulin molecules (such as VHH, VHH-Fc, or engineered single cell IgG molecules), and immunoglobulin fragments (such as ScFv, Fv, and Fab molecules), that has a paratope by virtue of which the polypeptide specifically binds to an antigen, molecule, immunogen, or hapten, and wherein the paratope contains a functionally operating region of an antibody variable region (such as a heavy chain complementarity determining region or a light chain complementarity determining region), and includes any naturally-occurring, engineered, or recombinant form of any such polypeptide (including, without limitation, any chimeric, humanized, human, non-human, monovalent, divalent, polyvalent, monospecific, bispecific, and multispecific), polynucleotides and/or amino acids encoding such polypeptide, and mutations to relevant backbones.

1.9
“Applicable Law” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision, including, to the extent applicable, International Conference on Harmonisation (ICH) Guidelines, GCP, GLP, and GMP, as well as all applicable Data Protection Laws and HGR Regulations.
1.10
“Ascendant” has the meaning set forth in the Preamble.
1.11
“Ascendant CMO” means a Third Party contract manufacturing organization (“CMO”) or contract development and manufacturing organization (“CDMO”) with which Ascendant or any of its Affiliates has entered into a written agreement for the Manufacture of the Licensed Molecules or Licensed Products.
1.12
“Ascendant CMO Agreement” means each agreement entered into by Ascendant or its Affiliates with the Ascendant CMO.
1.13
“Ascendant Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Cue).
1.14
“Ascendant Manufacturing Technology” has the meaning set forth in Section 4.1.1(a).
1.15
“Ascendant Product Marks” has the meaning set forth in Section 8.10.2 (Ascendant Product Marks).
1.16
“Ascendant Resulting Inventions” has the meaning set forth in Section 8.1.1(b).
1.17
“Ascendant Resulting Patents” has the meaning set forth in Section 8.1.1(b).
1.18
“Ascendant Supply Period” has the meaning set forth in Section 4.2.1(a).
1.19
“Ascendant Territory” means, collectively, the mainland of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.
1.20
“Ascendant Territory Manufacturing License” has the meaning set forth in Section 2.1.2 (Non‑Exclusive Manufacturing License in the Ascendant Territory).
1.21
“Asset Purchaser” means, with respect to a Party, any Third Party that has acquired all or substantially all of such Party’s assets related to this Agreement and that is not an Acquiring Entity of such Party.
1.22
“Auditor” has the meaning set forth in Section 7.5.2 (Audit Rights).
1.23
“Authorized Representative” means, with respect to each Party, such Party’s representatives that are authorized by such Party to enter into binding commitments on behalf of such Party, including amendments to this Agreement. As of the Effective Date, the Authorized Representatives of the Parties are as follows: (a) with respect to Ascendant, its Chief Executive Officer; and (b) with respect to Cue, its Chief Executive Officer.

1.24
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
1.25
“Biosimilar” means, with respect to a Licensed Product that has received Regulatory Approval in a country within the Cue Territory and is being marketed and sold by Cue or any of its Affiliates or Sublicensees in such country, any drug product for human use that: (a) is sold in such country by a Third Party that is not a Sublicensee of Cue or its Affiliates and did not purchase or acquire such product or its active components or ingredients in a chain of distribution that included Cue or any of its Affiliates or Sublicensees; (b) is approved in reliance on a prior Regulatory Approval of such Licensed Product or any data generated in support of any such prior Regulatory Approval; and (c) has received Regulatory Approval in such country as a biosimilar, generic, bioequivalent or similar designation by the applicable Regulatory Authority in such country, pursuant to an approval process in accordance with the then-current rules and regulations in such country, where such Licensed Product is the “reference medicinal product,” “reference listed product” or similar designation in such country, including for clarity any product for which any Regulatory Approval is sought or obtained pursuant to the Biologics Price Competition and Innovation Act (“BPCIA”) under 42 U.S.C. §262(k) as a biosimilar to such Licensed Product, or any other similar law of any jurisdiction, by reference to a prior Regulatory Approval granted thereto; or that is “biosimilar” to such Licensed Molecule, as the term “biosimilar” is defined in 42 U.S.C. §262(i)(2).
1.26
“Biosimilar Application” has the meaning set forth in Section 8.6.1.
1.27
“BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation), as may be amended from time to time, or any analogous application or submission with any Regulatory Authority outside the United States.
1.28
“Breach Notice” has the meaning set forth in Section 12.3 (Termination for Material Breach).
1.29
“Business Day” means a day other than a Saturday, Sunday or any day on which commercial banks in Boston, Massachusetts or the People’s Republic of China are authorized or required by Applicable Law to remain closed.
1.30
“CAC” means the Cyberspace Administration of China, or any successor agency thereto.
1.31
“Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30, and December 31, as applicable; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.
1.32
“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year of the Term shall end on the last day of the Term.

1.33
“CBDT Approval” means any approval, certificate or other clearance from the CAC that is necessary for Ascendant or any of its Affiliates or any Third Party acting on behalf of Ascendant or any of its Affiliates to disclose to, transfer to or share with the applicable entity (including, as applicable, Cue or any of its Affiliates and Sublicensees or its or their designees) outside of the PRC, any Personal Data subject to applicable Data Protection Laws; provided, however, that if any such approval, certificate or other clearance is accompanied by any express or implied obligation to provide any further notices to or obtain any further consents from any data subjects (for clarity, including any such approval, certificate or other clearance based on any application including a template for obtaining any further consents from any subjects screened for or enrolled in any ongoing Clinical Trials), then such approval, certificate or other clearance shall not constitute CBDT Approval unless and until all such further notices have been provided or all such further consents have been obtained as evidenced by signed further consents from data subjects.
1.34
“CBDT Filing” means any filing or submission for purposes of obtaining any CBDT Approval.
1.35
[**]
1.36
“Change of Control” means, with respect to a Person, any of the following, in a single transaction or a series of related transactions: (a) the direct or indirect acquisition by a Third Party of (i) beneficial ownership of more than fifty percent (50%) of the then-outstanding securities or other voting interests of such Person (or, if applicable, a parent of such Person) or (ii) the ability to otherwise control the management of such Person (or, if applicable, a parent of such Person) whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; or (b) the merger, reorganization, consolidation or business combination involving such Person (or, if applicable, a parent of such Person) with a Third Party that results in the holders of the beneficial ownership of the voting securities or other voting interests of such Person (or, if applicable, a parent of such Person) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity resulting from such merger or consolidation.
1.37
“China Phase 2 Clinical Trial” means the Phase 2 Clinical Trial conducted by or on behalf of Ascendant or any of its Affiliates evaluating the Licensed Molecule as an investigational therapy in patients with chronic spontaneous urticaria.
1.38
“Claims” has the meaning set forth in Section 10.2.9.
1.39
“Clinical Data” means all results, information, data, data analyses, reports, case report forms, adverse event reports and trial records generated by or on behalf of a Party or its Affiliates or (sub)licensees in the performance of a Clinical Trial, including the Prior UB-221 Trials and Ongoing UB-221 Trials for the Licensed Product, including [**].
1.40
“Clinical Trial” means any human clinical trial of a Licensed Product, including but not limited to any Phase 1 Clinical Trials, Phase 2 Clinical Trials, and Phase 3 Clinical Trials, as well as investigator-sponsored studies and observational studies.

v

1.41
“Combination Product” means a Licensed Product that is comprised of or contains a Licensed Molecule as an active ingredient together with one or more other active ingredients sold either as a fixed dose or unit or as separate doses or units in a single package.
1.42
“Commercialization” means any and all activities directed to the commercialization of a product, including marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, product sampling, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, and seeking pricing approval of a product (if applicable), whether before or after Regulatory Approval has been obtained, as well as all regulatory compliance with respect to the foregoing.
1.43
“Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement to conduct a particular activity, that level of reasonable, good faith efforts that a biotechnology or pharmaceutical company of a similar size would typically devote to programs, product candidates or products that are at a similar stage in their research, development or product life and are of similar market potential, taking into account: (a) [**], (b) p[**], (c) [**], (d) [**], (e) [**], (f) [**]and (g) other relevant [**] factors. With respect to Cue’s obligations to [**].
1.44
“Competing Infringement” has the meaning set forth in Section 8.6.1.
1.45
“Competing Product” means any compound, molecule, or pharmaceutical product (whether as a single agent or in combination with other active ingredients) that: (i) [**]; or (ii) [**]; or (iii) [**]; provided, however, that [**].
1.46
“Confidential Information” means, with respect to a Party, all confidential or proprietary information, including chemical or biological materials, chemical structures, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Inventions, Know-How, processes, regulatory filings, Regulatory Materials, reports, strategies, techniques, or other information, in each case, that are Controlled by such Party or its Affiliates, or disclosed by or on behalf of such Party or any of its Affiliates to the other Party or any of its Affiliates pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form, or are obtained by the other Party through any audit or inspection.
1.47
[**].
1.48
“Control” means, with respect to any Patent, Know-How or other intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Patent, Know-How or intellectual property right and, in each case, has the ability to grant to the other Party a license, sublicense or access (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or arrangement with any Third Party. Notwithstanding anything to the contrary in this Agreement, in the event of a Change of Control of a Party, any Know-How, Patents or other intellectual property rights that are owned or controlled by any Third Party that becomes an Affiliate of such Party as a result of such Change of Control will be deemed not to be Controlled by such Party for the purposes of this Agreement, except to the extent any such Know-How, Patents or other intellectual property rights are used by such Party in connection with the Development, Manufacturing or Commercialization of the Licensed Product.
1.49
“Controller” means the Party that determines the means and purposes of Processing Personal Data.
1.50
“Cover” means, with reference to a claim in a Patent or to a Valid Claim, as applicable, and a subject matter at issue (including any composition of matter, compound or product, or uses thereof), that the Development, Manufacture, Commercialization or other exploitation of such subject matter would infringe such claim or Valid Claim (or, in the case of a claim or Valid Claim in a pending patent application, would infringe such claim or Valid Claim if issued without modification) in the country in which such activity occurs without a license thereto or ownership thereof.
1.51
“Cue” has the meaning set forth in the Preamble.
1.52
“Cue CMO” means a Third Party CMO or CDMO with which Cue or any of its Affiliates has entered into a written agreement for the Manufacture of the Licensed Molecules or Licensed Products.
1.53
“Cue Development Plan” has the meaning set forth in Section 3.3 (Cue Development Plan).
1.54
“Cue Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by Ascendant).
1.55
“Cue Product Marks” has the meaning set forth in Section 8.10.1 (Cue Product Marks).
1.56
“Cue-Prosecuted Patents” has the meaning set forth in Section 8.2.1.
1.57
“Cue Prosecution and Maintenance” has the meaning set forth in Section 8.2.1.
1.58
“Cue Resulting Inventions” has the meaning set forth in Section 8.1.1(a).
1.59
“Cue Resulting Patents” has the meaning set forth in Section 8.1.1(a).
1.60
“Cue Territory” means worldwide, excluding the Ascendant Territory.
1.61
“Cure Period” has the meaning set forth in Section 12.3 (Termination for Material Breach).
1.62
“Damages” means all losses, costs, claims, damages, judgments, liabilities, and expenses (including reasonable attorneys’ fees and other reasonable and documented out-of-pocket costs in connection therewith).

1.63
“Data Protection Laws” means any applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city, or other political subdivision that govern the Processing of Personal Data.
1.64
“Data Room” means the data room established by Ascendant or its Affiliates [**] in connection with the transactions contemplated hereby.
1.65
“Data Transfer Milestone Payment” has the meaning set forth in Section 7.2.3(a).
1.66
“Data Transfer Plan” means the plan for the transfer of Clinical Data from one Party to the other Party set forth on Schedule 1.66 (Data Transfer Plan).
1.67
“Development” means: (a) research activities (including non-clinical studies, drug discovery, identification, or synthesis) with respect to a product; (b) preclinical and clinical drug development activities and other development activities with respect to a product, including test method development and stability testing, toxicology, formulation, manufacturing process development, qualification and validation, quality assurance, quality control, Clinical Trials (including the conduct of Clinical Trials and other trials commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval; and (c) preparation and submission of publications of pre-clinical data and Clinical Data. For clarity, “Development” does not include Manufacturing. When used as a verb, “Develop” means to engage in Development.
1.68
“Development Milestone Event” has the meaning set forth in Section 7.2.4 (Development Milestone Payments).
1.69
“Development Milestone Payment” has the meaning set forth in Section 7.2.4 (Development Milestone Payments).
1.70
[**].
1.71
“Disclosing Party” has the meaning set forth in Section 9.1(Nondisclosure).
1.72
“Dispute” has the meaning set forth in Section 13.6.2 (Referral to Authorized Representatives).
1.73
“Divest” means, with respect to a Competing Product, to sell, exclusively license, or otherwise transfer to a Third Party all of Ascendant’s and its Affiliates’ right, title, and interest in and to such Competing Product in the Cue Territory, including all intellectual property, regulatory filings, clinical data, and know-how necessary for such Third Party to Develop and Commercialize such Competing Product independent of Cue.
1.74
“Dollars” or “$” means the legal tender of the United States.

1.75
“Due Diligence Review” means the due diligence review of the information, documents and materials contained in the Data Room that was conducted by or on behalf of Cue or its Affiliates prior to the Effective Date regarding the Licensed Molecules and Licensed Products.
1.76
“Effective Date” has the meaning set forth in the Preamble.
1.77
“Electronic Delivery” has the meaning set forth in Section 13.11 (Counterparts).
1.78
“EMA” has the meaning set forth in Section 1.169 (“Regulatory Authority” definition).
1.79
“EU” or “European Union” means all countries that are officially recognized as member states of the European Union at a particular time.
1.80
“Excluded Sublicensee” means any Sublicensee that is a Third Party vendor or subcontractor granted a Sublicense under any Licensed IP solely for the purposes of such Third Party performing services for or on behalf of Cue wherein such Third Party does not sell or cause the sale or other disposition of any Licensed Product.
1.81
[**].
1.82
“Existing Regulatory Materials” means the Regulatory Materials for the Licensed Molecule or Licensed Products that are Controlled by Ascendant or its Affiliates as of the Effective Date, including the Regulatory Materials set forth on Schedule 1.82 (Existing Regulatory Materials).
1.83
[**].
1.84
“Expert” has the meaning set forth in Section 13.6.3(a) (Conduct of the Arbitration).
1.85
“Exploit” means make, have made, hold or keep (whether for disposal or otherwise), research, use, have used, transport, distribute, promote, market, sell, have sold, offer for sale, export, import or otherwise dispose of, including to Develop, Manufacture, Commercialize. Variations of the word “Exploit” (such as “Exploitation”) shall have correlative meanings.
1.86
[**].
1.87
[**].
1.88
“FDA” has the meaning set forth in Section 1.169 (“Regulatory Authority” definition).
1.89
“Field” means any and all uses, including the diagnosis, prevention or treatment of diseases and other conditions in all indications in humans and animals.

1.90
[**].
1.91
“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.92
“First Stage Acceleration Payment” has the meaning set forth in Section 7.3.6(a)(i).
1.93
“Floor” has the meaning set forth in Section 7.3.3(f) (Floor).
1.94
“Funding Raise Completion” means, in connection with the achievement of the Phase 2 Milestone Event, the consummation of the sale by Cue of equity or debt securities in a private placement or registered offering resulting in aggregate net proceeds to Cue of at least [**].
1.95
“Good Clinical Practice” or “GCP” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials as promulgated by the FDA or other Regulatory Authority, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.96
“Good Laboratory Practice” or “GLP” means all applicable then-current standards for laboratory activities for pharmaceuticals as promulgated by the FDA or other Regulatory Authority, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent Applicable Law in the relevant country and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold by the Party that is subject to such standards.
1.97
“Good Manufacturing Practice” or “GMP” means all applicable then-current standards for Manufacturing as promulgated by the FDA or other Regulatory Authority, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the EudraLex guidelines, (c) the principles detailed in the applicable

x

International Conference on Harmonisation (ICH) Guidelines, (d) the conduct of an inspection by a Qualified Person (as defined in the standards under the preceding clause (b)) and the execution by such Qualified Person of an appropriate certification of inspection, and (e) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.
1.98
“Governmental Authority” means any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, and any court or other tribunal); (c) multinational governmental organization or body; or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature.
1.99
“HGR Agency” means the Ministry of Science and Technology (“MOST”) or the National Health Commission (“NHC”), or any successor agency thereto, or any other Governmental Authority having substantially the same function.
1.100
“HGR Approval” means any approval, certificate or other clearance from the HGR Agency, that is necessary for Ascendant or any of its Affiliates to collect, preserve, utilize, or provide externally, including to disclose to, transfer to or share with a “foreign party” (as defined in the HGR Regulations) any HGR Materials or HGR Information. For clarity, HGR Approval includes any amendments to approvals for international collaborations and record filings for data transfer.
1.101
“HGR Filing” means any filing or submission for purposes of obtaining any HGR Approval, including any amendment to any HGR Approval for an international collaboration, data back-up confirmation and record filing for data transfer to a foreign party, or application to export HGR Materials.
1.102
“HGR Information” has the meaning defined in the HGR Regulations.
1.103
“HGR Materials” has the meaning defined in the HGR Regulations.
1.104
“HGR Regulations” means the PRC Regulation on the Administration of Human Genetic Resources (人类遗传资源管理条例) promulgated by the State Council of China and any implementing rules, guidelines or question and answer documents issued by the HGR Agency.
1.105
[**].
1.106
[**].
1.107
“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, and any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (including a clinical trial application in the EU).
1.108
[**].

1.109
[**].
1.110
“Indemnification Claim Notice” has the meaning set forth in Section 11.3.1.
1.111
“Indemnitee” has the meaning set forth in Section 11.3.1.
1.112
“Indemnitor” has the meaning set forth in Section 11.3.1.
1.113
“Indication” means an indication or use for a separate and distinct disease, medical condition or disorder in humans, which indication or use is or would be approved or recognized by a Regulatory Authority to be included as a distinct indication or use in the labeling of an applicable product based on the results of a separate and distinct Phase 3 Clinical Trial that is sufficient to support the Regulatory Approval of such indication or use.
1.114
“Indirect Tax” means value added, sales, consumption, goods and services taxes or other similar taxes required by Applicable Law to be disclosed as a separate item on the relevant invoice.
1.115
“Initiation” means, with respect to a Clinical Trial, the dosing of the first (1st) patient with the Licensed Product (or the placebo for such Licensed Product) in such Clinical Trial.
1.116
[**].
1.117
“Invention” means any process, invention, method, use, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice, whether or not patentable.
1.118
“IRA” has the meaning set forth in Section 7.3.3(d) (Drug Pricing Programs).
1.119
“Joint Controller(s)” means two (2) or more Controllers that jointly determine the purposes and means of Processing Personal Data.
1.120
“Joint Resulting Inventions” has the meaning set forth in Section 8.1.1(c).
1.121
“Joint Resulting Patents” has the meaning set forth in Section 8.1.1(c).
1.122
“Know-How” means technical, scientific and other data, Invention, know-how and information, including trade secrets, specifications, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form.
1.123
“Knowledge” means, with respect to a Party, (a) the [**] knowledge of such Party’s Authorized Representatives, general counsel, in-house intellectual property counsel, CMC (Chemistry, Manufacturing, and Controls) lead, Development lead, and business development lead with respect to the Licensed Molecules or Licensed Products (together, the “Knowledge Persons”), based on such individuals’ good faith understanding of the facts and information [**], after reasonable inquiry and consultation with their direct reports; and (b) where any such Knowledge Person has not made such reasonable inquiry or consultation, the knowledge such Knowledge Person would reasonably be expected to have had they made such reasonable inquiry or consultation with respect to the applicable matter.
1.124
“Knowledge Persons” has the meaning set forth in Section 1.123 (“Knowledge” definition).
1.125
“Licensed IP” means the Licensed Patents and the Licensed Know-How.
1.126
“Licensed Know-How” means any Know-How Controlled by Ascendant or its Affiliates as of the Effective Date or at any time during the Term of this Agreement that is (a) necessary or useful for Cue to exercise its rights under the terms of this Agreement to Exploit any Licensed Molecule and/or any Licensed Product, or (b) disclosed by Ascendant or its Affiliates to Cue or its Affiliates as falling under (a) in connection with this Agreement. Without limiting the foregoing definition, Licensed Know-How includes the Know-How set forth in Schedule 1.126 (Licensed Know-How).
1.127
“Licensed Molecule” means (a) UB-221; (b) [**]; and (c) [**].
1.128
“Licensed Patents” means any Patent Controlled by Ascendant or its Affiliates as of the Effective Date or at any time during the Term of this Agreement that claims or Covers the composition of matter, Exploitation, method of use or method of manufacture of the Licensed Molecule or the Licensed Product, including the Ascendant Resulting Patents with claims Covering the composition of matter, Exploitation, method of use or method of manufacture of the Licensed Molecule or the Licensed Product, the [**], and Ascendant’s interests in any Joint Resulting Patents. Without limiting the foregoing definition, the Licensed Patents existing as of the Effective Date are listed in Schedule 1.128 (Licensed Patents).
1.129
“Licensed Product” means any pharmaceutical product containing or comprising a Licensed Molecule, alone or in combination with one or more active ingredients, in any and all forms, presentations, dosages and formulations, including Combination Products.
1.130
“MAA” means a Marketing Authorization Application, NDA, BLA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA (pursuant to the centralized procedure to the applicable national Regulatory Authority of a member country in the European Union with respect to the mutual recognition procedure or decentralized procedure), Medicines and Healthcare Products Regulatory Agency in the United Kingdom, or Ministry of Health, Labour and Welfare of Japan, or any equivalent filing in a country or regulatory jurisdiction other than the U.S., European Union, United Kingdom and Japan with the applicable Regulatory Authority, to obtain marketing approval for a pharmaceutical, biological, or diagnostic product, in a country or in a group of countries or an administrative region.
1.131
“Manufacture” or “Manufacturing” means all activities related to the manufacture and production of a Licensed Molecule or Licensed Product, including the production of any of the following to the extent used in a Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities:

reference standard preparation, purification, formulation, scale-up, packaging, disposition of product, quality assurance oversight, quality control testing (including in-process release and stability testing and analytical and characterization methods), storage of product or any component or ingredient thereof and validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Party engaging in Manufacturing activities shall include having any or all of the foregoing activities performed by a Third Party as permitted under this Agreement.
1.132
“Manufacturing Materials” means the physical materials and documents identified in the Manufacturing Technology Transfer Plan to be transferred to Cue thereunder, including manufacturing master and executed batch records, detailed analytical methods, validation report of all analytical methods, certain reagents and columns that are needed to Manufacture or test drug substance and drug product, master cell bank, working cell bank, and all methods from the Ascendant CMO, in each case to the extent Controlled by Ascendant or as otherwise specified in Schedule 4.1.1 (Manufacturing Technology Transfer Plan).
1.133
“Manufacturing Technology Transfer” has the meaning set forth in Section 4.1.1(a).
1.134
“Manufacturing Technology Transfer Milestone Payment” has the meaning set forth in Section 7.2.2(a).
1.135
“Manufacturing Technology Transfer Plan” has the meaning set forth in Section 4.1.1(a).
1.136
[**].
1.137
“Milestone Event” means the Phase 2 Milestone Event, the Successful Completion of Manufacturing Technology Transfer, the Successful Completion of Data Transfer, a Development Milestone Event or a Net Sales Milestone Event, as applicable.
1.138
“Milestone Payment” means the Phase 2 Milestone Payment, Manufacturing Technology Transfer Milestone Payment, the Data Transfer Milestone Payment, a Development Milestone Payment or a Net Sales Milestone Payment, as applicable.
1.139
“NDA” means a New Drug Application submitted to the FDA, or any successor application or procedure, as more fully defined in 21 C.F.R. § 314.50 et. seq, or any corresponding application in another country or regulatory jurisdiction outside of the United States.
1.140
“Net Sales” means, with respect to a Licensed Product for any period, the [**] amount [**] on sales of such Licensed Product by Cue, its Affiliates or its or their Sublicensees (excluding any Excluded Sublicensee or Settlement Sublicense) (each, a “Selling Entity”) to a Third Party that is not a Sublicensee in the Cue Territory, less the following deductions:
1.140.1
[**];
1.140.2
[**];

1.140.3
[**];
1.140.4
[**];
1.140.5
[**];
1.140.6
[**];
1.140.7
[**];
1.140.8
[**]; and
1.140.9
[**].

Net Sales shall be calculated using the Selling Entity’s internal audited systems (in accordance with the Accounting Standards and record-keeping systems and policies) used consistently across the Selling Entity’s pharmaceutical operations to report product sales, as adjusted for any of items 1.140.1 through 1.140.9 above not taken into account in such systems.

Net Sales will exclude any transfer or sale of a Licensed Product (a) in connection with the Development or testing of a Licensed Product (including the conduct of Clinical Trials), (b) for purposes of distribution as promotional samples, or (c) at or below cost or for indigent or similar charitable purposes or patient access (including in connection with so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”). Subject to the foregoing, amounts received or invoiced by Cue or its Affiliate or Sublicensee for the transfer or sale of a Licensed Product by and between Cue or its Affiliate or Sublicensee for resale will not be included in the computation of Net Sales so long as such Licensed Product is subsequently resold to an unaffiliated Third Party and such subsequent sale is included in the computation of Net Sales under this Agreement.

In the case of any Combination Product sold in a given country in the Cue Territory, Net Sales for the purpose of determining royalties and Net Sales Milestone Events of the Combination Product in such country shall be calculated by [**].

[**].

[**].

[**].

1.141
“Net Sales Milestone Event” has the meaning set forth in Section 7.2.5 (Net Sales Milestone Payments).
1.142
“Net Sales Milestone Payment” has the meaning set forth in Section 7.2.5 (Net Sales Milestone Payments).
1.143
“NMPA” has the meaning set forth in Section 1.169 (“Regulatory Authority” definition).

1.144
“Ongoing UB-221 Trials” means those Clinical Trials set forth on Schedule 1.144 (Ongoing UB-221 Trials).
1.145
[**].
1.146
“Party” or “Parties” has the meaning set forth in the Preamble.
1.147
A “Party’s Territory” means (a) with respect to Ascendant, the Ascendant Territory and (b) and with respect to Cue, the Cue Territory.
1.148
“Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, and the like of any such patents or patent applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents, design patents and certificates of invention; and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations or any other post-grant proceedings and extensions (including any patent term extensions, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).
1.149
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.150
“Personal Data” means any information (a) relating to an identified or identifiable individual (including all key-coded or pseudonymized data and human biospecimens); or (b) that otherwise constitutes “personal data,” “personal information,” or similar term as defined under Applicable Law.
1.151
“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product in the United States that would satisfy the requirements of 21 CFR 312.21(a), or its equivalents outside the United States. Without limiting the foregoing, a human clinical trial shall be deemed to be a Phase 1 Clinical Trial if it is designated as a Phase 1 Clinical Trial in a regulatory filing, by checking the appropriate box, by the title of the trial, or by other means of designation in the filing.
1.152
“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product in the United States that would satisfy the requirements of 21 CFR 312.21(b), or its equivalents outside the United States. Without limiting the foregoing, a human clinical trial shall be deemed to be a Phase 2 Clinical Trial if it is designated as a Phase 2 Clinical Trial in a regulatory filing, by checking the appropriate box, by the title of the trial, or by other means of designation in the filing.
1.153
“Phase 2 Milestone Event” has the meaning set forth in Section 7.2.1(a) (Phase 2 Milestone Payment Amount).
1.154
“Phase 2 Milestone Payment” has the meaning set forth in Section 7.2.1(a) (Phase 2 Milestone Payment Amount).

1.155
“Phase 2 Milestone Payment Period” has the meaning set forth in Section 12.5 (Ascendant Phase 2-Related Termination Right).
1.156
“Phase 2b Clinical Trial” means a Phase 2 Clinical Trial of a Licensed Product in the United States that would satisfy the requirements of 21 C.F.R. Part 312.21(b), or its equivalents outside the United States, with the principal purpose to further determine efficacy and safety, in the target patient population, at the intended clinical dose (or doses or range of doses), on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such Licensed Product (dose and dose regimen) prior to initiation of a Phase 3 Clinical Trial, including any Clinical Trial that is designated as a Phase 2b/3 or Phase 2/3 trial in its protocol or is generally referred to as a Phase 2b/3 or Phase 2/3 trial.
1.157
“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product in the United States that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) or its equivalents outside the United States. For clarity, Phase 3 Clinical Trial does not include Phase 2b Clinical Trials.
1.158
“PHSA” has the meaning set forth in Section 8.6.1.
1.159
[**].
1.160
“PRC” means the People’s Republic of China, which, solely for the purposes of this Agreement, refers to mainland China and excludes Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.
1.161
“Pricing Approval” means, in any country or administrative region where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (and, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.162
“Prior UB-221 Trials” means any Clinical Trial for the Licensed Molecule or Licensed Product conducted and completed by or on behalf of Ascendant or its Affiliates prior the Effective Date, including those trials set forth on Schedule 1.162 (Prior UB-221 Trials).
1.163
“Processing” (and “Process”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure, or destruction.
1.164
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution, and maintenance of such Patent (including such Patent’s related Patents in other jurisdictions or such Patent’s related national or regional stages), as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, post grant review, inter partes review, derivations, re-examinations, post-grant proceedings, and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.
1.165
“PVA” has the meaning set forth in Section 5.4.2.
1.166
“Quality Agreement” has the meaning set forth in Section 4.2.3 (Quality Agreement).
1.167
“Receiving Party” has the meaning set forth in Section 9.1 (Nondisclosure).
1.168
“Regulatory Approval” means all approvals, licenses, and authorizations of the applicable Regulatory Authority required for the marketing and sale of a pharmaceutical, biological or diagnostic product, for a particular Indication in a country or region, including approvals of MAAs and the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication, but in each case excluding Pricing Approvals.
1.169
“Regulatory Authority” means any Governmental Authority that is involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, reimbursement or pricing of a pharmaceutical, biological, or diagnostic product, as applicable, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU, the National Medical Products Administration (and any successor entity thereto) (the “NMPA”), MOST and NHC in China, and the Ministry of Health, Labour, and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them), as the case may be in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies.
1.170
“Regulatory Exclusivity” means marketing or data exclusivity rights conferred by the applicable Regulatory Authority under Applicable Law in a country or administrative region on the holder of an approved MAA for a pharmaceutical product in such country or administrative region to prevent Third Parties from Commercializing such Licensed Product (other than Patents), including [**].
1.171
“Regulatory Materials” means all regulatory submissions, registrations, filings, notifications, correspondence, communications or applications, made to, received from or otherwise conducted with any Regulatory Authority, and any authorizations, clearances or approvals arising from the foregoing (including approvals of MAAs, supplements and amendments, pre- and post-approvals, Pricing Approvals, reimbursement approvals, and labeling approvals), Regulatory Approvals, and other submissions made to or with any Regulatory Authority for Development (including the conduct of Clinical Trials), Manufacture, or Commercialization of a pharmaceutical, biological, or diagnostic product in a regulatory jurisdiction, together with all related pre-clinical and clinical data submitted to such Regulatory Authority, and correspondence to or from any Regulatory Authority, written minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, and all documents referenced in the complete regulatory chronology for each MAA, including all drug master files (if any), clinical trial applications, INDs, BLAs, and NDAs, and equivalents outside the United States of any of the foregoing.
1.172
“Resulting Inventions” means the Cue Resulting Inventions, the Ascendant Resulting Inventions, and the Joint Resulting Inventions, collectively.
1.173
“Resulting Patents” means the Cue Resulting Patents, the Ascendant Resulting Patents, and the Joint Resulting Patents, collectively.
1.174
“Right of Reference” means the “right of reference” defined in 21 C.F.R. § 314.3(b), or its equivalents outside the United States, including with regard to a right-granting Party, allowing the applicable Regulatory Authority in a country or administrative region within the other right-receiving Party’s Territory to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Materials associated with Licensed Products (including corresponding documents, data, clinical dossiers, and drug master file (DMF), if any, contained in such Regulatory Materials) Controlled by such right-granting Party during the Term, solely as necessary or reasonably useful for the other right-receiving Party to seek, obtain or maintain Regulatory Approval or Pricing Approval for Licensed Products in such country or administrative region as permitted under this Agreement.
1.175
“Royalty Rates” has the meaning set forth in Section 7.3.1 (Royalty Rates).
1.176
“Royalty Report” has the meaning set forth in Section 7.4.1 (Payment of Royalties; Report).
1.177
“Royalty Term” has the meaning set forth in Section 7.3.2 (Royalty Term; License Conversion).
1.178
“SEC” has the meaning set forth in Section 9.3.1(a).
1.179
“Second Stage Acceleration Payment” has the meaning set forth in Section 7.3.6(a)(ii).
1.180
“Securities Regulators” has the meaning set forth in Section 9.3.1(a).
1.181
[**].
1.182
“Sell-Off Period” has the meaning set forth in Section 12.6.4 (Sale of Existing Inventory).
1.183
“Selling Entity” has the meaning set forth in Section 1.140 (“Net Sales” definition).
1.184
“Settlement Sublicensee” means a Sublicensee to which Cue or any of its Affiliates or Sublicensees has granted a Sublicense as a result of a settlement involving any intellectual property dispute.
1.185
[**].

1.186
“Specifications” means the specifications, procedures, requirements, standards, quality control testing and other data and the scope of services for the Licensed Molecules or Licensed Products set forth in the Ascendant CMO Agreement as of the Effective Date.
1.187
“Subcontractor” has the meaning set forth in Section 2.8 (Subcontracting).
1.188
“Sublicense” has the meaning set forth in Section 1.189 (“Sublicensee” definition).
1.189
“Sublicensee” means, with respect to Cue, a Third Party, or Affiliate of Cue, to whom Cue has granted a sublicense, either directly or indirectly, in accordance with Section 2.7 (Sublicensing), of the rights licensed to Cue by Ascendant under this Agreement (each such sublicense a “Sublicense”).
1.190
“Sublicense Income” means all consideration received by Cue or its Affiliates from a Sublicensee in consideration for the grant of a Sublicense under this Agreement, including [**], but excluding (i) [**], (ii) [**], (iii) [**], (iv) [**], and (v) [**], and (vi) [**].
1.191
“Sublicense Revenue Period” means the period from the Effective Date until eighteen (18) months after the Effective Date.
1.192
“Successful Completion of Data Transfer” means (a) Ascendant’s delivery to Cue of the [**], and (b) the completion of the transfer of all material data and information in accordance with Section 2.10.2 (Clinical Trial Data Transfer).
1.193
“Successful Completion of Manufacturing Technology Transfer” means the completion of [**] drug substance for use in the Licensed Product [**].
1.194
“Supply Agreement” has the meaning set forth in Section 4.2.4 (Supply Agreement).
1.195
“Supply Price” means, with respect to the Licensed Product, [**].
1.196
[**].
1.197
[**].
1.198
“Term” has the meaning set forth in Section 12.1 (Term).
1.199
“Termination Date” means the effective date of any termination of this Agreement.
1.200
“Third Party” means any Person other than Ascendant or Cue that is not an Affiliate of Ascendant or of Cue.
1.201
“Third Party Claim” means any and all Claims brought by a Third Party.
1.202
“Third Party Infringement” has the meaning set forth in Section 8.8.1.

1.203
“Third Party License Obligation” has the meaning set forth in Section 7.3.3(c) (Royalty Reductions for Third Party Payments).
1.204
“Third Stage Acceleration Payment” has the meaning set forth in Section 7.3.6(a)(iii).
1.205
“Threshold A Phase 2 Clinical Trial Data” has the meaning set forth in Section 7.2.1(c)(ii).
1.206
“Threshold A Phase 2 Milestone” has the meaning set forth in Section 7.2.1(c)(iii).
1.207
“Threshold B Phase 2 Clinical Trial Data” has the meaning set forth in Section 7.2.1(c)(iv).
1.208
“Threshold B Phase 2 Milestone” has the meaning set forth in Section 7.2.1(c)(v).
1.209
“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing, and all domain names, URLs or social media tags, handles and other identifiers containing such marks.
1.210
“UB-221” means the molecule set forth in Schedule 1.210 (UB-221).
1.211
“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.212
[**]
1.213
[**].
1.214
“Upstream License Agreement” means any contract or agreement with any Third Party pursuant to which Ascendant or any of its Affiliates in-licenses or otherwise maintains Control of Patents, Know-How or other intellectual property rights that constitute Licensed IP for purposes of this Agreement.
1.215
“U.S. Bulk Data Transfer Rule” means the United States DOJ Data Security Program Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at United States 28 C.F.R. Part 202, as interpreted in rules, guidance, policies, statements, or otherwise from time to time.
1.216
“Valid Claim” means any claim of an issued and unexpired Patent within the Licensed Patents (as may be extended through supplementary protection certificate, patent term adjustment or patent term extension), but not Joint Resulting Patents or a pending Patent application within such Licensed Patents, that continues to be Prosecuted and Maintained in good faith and has not been pending for more than [**] from the earliest priority date, which claim (a) has not been revoked or held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and (b) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise. A pending claim of a Patent application that has been pending for more than [**] from its earliest priority date shall not be deemed a Valid Claim during the period beginning on [**] and ending on the date such claim first issues as an enforceable claim, provided, however, that if such claim thereafter issues as an enforceable claim, such claim shall be deemed a Valid Claim retroactive to the date on which it first ceased to be considered a Valid Claim under this paragraph, and Licensee shall promptly pay Ascendant any additional amounts that would have been owed had such claim been a Valid Claim during such period.
1.217
“Wholesale Acquisition Cost” has the meaning set forth in Section 7.3.3(d) (Drug Pricing Programs).
1.218
[**].
Article 2

LICENSES; KNOW-HOW TRANSFER
2.1
Licenses to Cue.
2.1.1
Exclusive Exploitation License in Cue Territory. Subject to the terms and conditions of this Agreement (including Article 7 (Financial Terms)) Ascendant hereby grants to Cue an exclusive (even as to Ascendant and its Affiliates), transferable (solely pursuant to Section 13.4 (Assignment)), and sublicensable through one tier or multiple tiers (solely in accordance with Section 2.7 (Sublicensing)) license, under the Licensed IP, to Exploit the Licensed Molecules and the Licensed Products in the Field in the Cue Territory.
2.1.2
Non-Exclusive Manufacturing License in the Ascendant Territory. Ascendant hereby grants to Cue a non-exclusive, transferable (solely pursuant to Section 13.4 (Assignment)), and sublicensable through one tier or multiple tiers (solely in accordance with Section 2.7 (Sublicensing)) license, under the Licensed IP, to Manufacture, make or have made the Licensed Molecules and the Licensed Products in the Field in the Ascendant Territory, solely for purposes of the Development and Commercialization of the Licensed Molecules and the Licensed Products in the Field in the Cue Territory to the extent permitted under Section 2.1.1 (Exclusive Exploitation License in Cue Territory) (“Ascendant Territory Manufacturing License”).
2.2
License to Ascendant. Subject to the terms and conditions of this Agreement, Cue hereby grants to Ascendant a non-exclusive, sublicensable (through multiple tiers) license under all Cue Resulting Patents and Cue’s interests and rights in Joint Resulting Patents to Exploit Licensed Molecules and Licensed Products in the Field in the Ascendant Territory, provided that

Cue shall have the right to terminate such license for Ascendant’s material breach of this Agreement in accordance with Section 12.3 (Termination for Material Breach).
2.3
[**]
2.4
Rights of Reference.
2.4.1
Ascendant hereby grants to Cue a non-exclusive, transferable Right of Reference to all Regulatory Materials relating to any Licensed Molecules or Licensed Products existing as of the Effective Date and during the Term that Ascendant Controls, including the Regulatory Materials for the Prior UB-221 Trials, the Ongoing UB-221 Trials, and any other Clinical Trial relating to any Licensed Molecules or Licensed Products conducted by or on behalf of Ascendant or any of its Affiliates of the Licensed IP in the Field during the Term, for use in Development and Commercialization of the Licensed Molecules and Licensed Products for any Indication in the Field in the Cue Territory.
2.4.2
Without limitation of the Right of Reference described in Section 2.4.2, each Party hereby grants to the other Party a non-exclusive, transferable Right of Reference to the data contained in any Regulatory Materials that such Party Controls for any Clinical Trial relating to any Licensed Molecules and Licensed Products for any Indication conducted by or on behalf of such Party or any of its Affiliates or, in the case of Cue, its Sublicensees, or, in the case of Ascendant, its licensees of the Licensed IP in the Field, during the Term, [**]. Notwithstanding the foregoing, but subject to Section 2.4.2, Section 2.10 (Transfer of Know-How and Development Data) and Section 5.2 (Access to Clinical Data), neither Party shall be obligated to provide [**]. In the event that a Right of Reference is not recognized or not permitted under the Applicable Laws of any jurisdiction in which the receiving Party seeks to make a Regulatory Filing with respect to any Licensed Molecule or Licensed Product, the granting Party shall, upon the receiving Party’s written request and to the extent allowed under Applicable Law, provide to the receiving Party copies of the relevant data contained in such Regulatory Materials that would have been the subject of such Right of Reference.
2.4.3
Authorization Letters. To the extent required by an applicable Regulatory Authority to give effect to any Right of Reference granted under this Section 2.4, each Party shall, promptly upon the other Party's reasonable request, execute and deliver to such other Party (or directly to the applicable Regulatory Authority if directed by the other Party) a letter of authorization or other documentation necessary to evidence or effectuate such Right of Reference with respect to the applicable Regulatory Materials for the Licensed Molecules or Licensed Products.
2.5
Restrictive Covenants.
2.5.1
Ascendant shall not transfer ownership or Control of the Licensed Patents to a Third Party unless under assignment of this Agreement or in connection with a Change of Control to the same Third Party pursuant to Section 13.4 (Assignment; Change of Control).
2.5.2
Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates, and Sublicensees (in the case of Cue), or licensees shall not, directly or indirectly, Commercialize, transport, distribute, promote, market, sell, have sold, offer for sale, import into or otherwise dispose of the Licensed Molecules or Licensed Products, including via internet or mail order, in the other Party’s Territory. With respect to any country or administrative region in the other Party’s Territory, a Party shall not, and shall ensure that its Affiliates and their respective Sublicensees (in the case of Cue) or licensees shall not: (a) knowingly engage in any advertising or promotional activities relating to the Licensed Molecules or Licensed Products that are directed to customers or other purchaser or users of the Licensed Molecules or Licensed Products located in such country or administrative region, (b) actively solicit orders for the Licensed Molecules or Licensed Products from any prospective purchaser located in such country or administrative region, or (c) knowingly sell or distribute the Licensed Molecules or Licensed Products to any Person in such Party’s Territory who intends to sell the Licensed Molecules or Licensed Products in such country or administrative region in the other Party’s Territory. If either Party receives any order for the Licensed Molecules or Licensed Product from a prospective purchaser reasonably believed to be located in a country or administrative region in the other Party’s Territory, such Party shall promptly refer that order to the other Party and such Party shall not accept any such order. Each Party shall not deliver or tender (or cause to be delivered or tendered) the Licensed Molecules or Licensed Products into a country or administrative region in the other Party’s Territory. Each Party shall not, and shall cause its Affiliates and their respective Sublicensees (in the case of Cue) or licensees to not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights in the other Party’s Territory. Notwithstanding the foregoing restrictions in this Section 2.5.2, each Party shall have the right to conduct activities required to be performed by such Party, and exercise such Party’s rights, in each case, under this Agreement that would otherwise be restricted by this Section 2.5.2 without breaching this Section 2.5.2.
2.5.3
From the Effective Date until [**], Ascendant shall not, and shall cause its Affiliates not to, directly or indirectly (whether alone or with or through any Third Party), Develop, Manufacture, Commercialize, or otherwise Exploit, or enable, authorize, license or grant any rights to any Third Party to Develop, Manufacture, Commercialize or otherwise Exploit, in each case any Competing Product; provided, however, that in the event [**].
2.6
Right to Exploit. Subject to the terms and conditions of this Agreement, (a) Cue shall have the right to conduct its activities under this Agreement with respect to the Licensed Molecules and Licensed Products in the Cue Territory at its sole discretion, and (b) Ascendant shall have the right to conduct its activities under this Agreement with respect to the Licensed Molecules and Licensed Products in the Ascendant Territory at its sole discretion.
2.7
Sublicensing. Subject to the terms and conditions of this Agreement, Cue shall have the right to grant Sublicenses, through a single tier or multiple tiers of Sublicensees, under the licenses granted under Section 2.1 (Licenses to Cue), to Affiliates and to Third Parties; provided that: (a) [**] and (b) [**]. Cue shall notify Ascendant of any Sublicense (other than any Sublicense to a Person described in clause (a) of the definition of Excluded Sublicensee in Section 1.80) entered into with a Third Party promptly, but no more than [**], after such entry and provide Ascendant with a copy of each such Sublicense together with such notice; provided, however, that Cue shall have the right to redact from each such Sublicense financial terms, any terms that do not affect the rights and obligations of Ascendant under this Agreement, and any terms that Cue is prohibited by Applicable Law from disclosing to Ascendant; provided further that the Ascendant Territory Manufacturing License shall be sublicensable, through a single tier or multiple tiers, only to Cue CMOs or other contractors for performing the Development or Manufacturing activity in the Ascendant Territory.
2.8
Subcontracting. Each Party shall have the right to engage an Affiliate or Third Party contractors to perform any of its obligations under this Agreement as further described in this Section 2.8 (Subcontracting) (each such subcontractor, a “Subcontractor”). A Party’s use of Subcontractors shall not relieve such Party of any of its obligations pursuant to this Agreement. Any Party engaging a Subcontractor to perform any of its obligations hereunder shall remain responsible and liable for the performance of such activities as if performed by such subcontracting Party.
2.9
No Implied Licenses; Retained Rights. Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patents Controlled by the other Party or its Affiliates. Any and all rights not explicitly granted by a Party under this Agreement to the other Party are retained by such Party without restriction.
2.10
Transfer of Know-How and Development Data.
2.10.1
Initial Transfer by Ascendant.
(a)
[**] following the Effective Date, Ascendant shall provide to Cue, to a repository designated by Cue and maintained at Cue’s cost, [**] the full contents of the Data Room as of 11:59 pm Pacific Time (PST) on the Effective Date.
(b)
Reasonably promptly after [**], but no later than [**] (or such other time as mutually agreed upon by the Parties) thereafter, Ascendant shall provide to Cue, to a repository designated by Cue and maintained at Cue’s cost, the [**]. For purposes of this Section [**].
(c)
[**].
2.10.2
Clinical Trial Data Transfer. Ascendant shall provide to Cue within [**] following [**], all Clinical Data and other information contained in [**] and all other Clinical Data relating to the Licensed Products otherwise Controlled by Ascendant as of such execution.
2.10.3
Additional Transfers by Ascendant. If a Regulatory Authority in the Cue Territory [**] additional data or information that is necessary for obtaining the Regulatory Approval of a Licensed Product in the applicable country or administrative region (such request or requirement, a “Regulatory Authority Request”), such data or information is not transferred to Cue under Section 2.10.1 (Initial Transfer by Ascendant), Section 2.10.2 (Clinical Trial Data Transfer), or Section 5.2 (Access to Clinical Data), then within [**] of such Regulatory Authority Request Ascendant shall provide Cue such data or information to the extent such data or information is Controlled by Ascendant or any of its Affiliates at the time of such Regulatory Authority Request, in a format existing at the time of request. Without limiting the foregoing, to the extent such data or information is not transferred to Cue under Section 2.10.1 (Initial Transfer by Ascendant) or Section 2.10.2 (Clinical Trial Data Transfer), Ascendant shall provide to Cue, within [**] following the end of each Calendar Quarter during the Term, to a repository designated by Cue and maintained at Cue's cost, copies of all Regulatory Materials, Clinical Data, and patient permissions (such as informed consent forms) related to the Licensed Molecules and Licensed Products that exist as of the end of such Calendar Quarter, that are Controlled by Ascendant at the end of such Calendar Quarter, and that are required to be maintained or submitted to a Regulatory Authority in the Cue Territory, in each case, in such format existing as of the end of such Calendar Quarter.
2.10.4
Legal Restrictions. Notwithstanding anything herein to the contrary and subject to Section 10.2 (Representations and Warranties of Ascendant), neither Party will be required to transfer any documents, Clinical Data, Know-How, or other information to the other Party to the extent the Party that is required to make such transfer can reasonably determine that such a transfer would violate or is prohibited by Applicable Law.
Article 3

DEVELOPMENT
3.1
Generally. Except as expressly set forth in this Agreement, as between the Parties, (a) Cue, directly and/or through its Affiliates and/or one or more Third Party Sublicensees or Subcontractors, shall have the sole and exclusive right to Develop Licensed Molecules and Licensed Products in the Field in the Cue Territory and shall bear all of the costs and expenses incurred in connection therewith, and (b) Ascendant, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole and exclusive right to Develop Licensed Molecules and Licensed Products in the Ascendant Territory, and shall bear all of the costs and expenses incurred in connection therewith. Each of Ascendant and Cue shall conduct its Development activities in a good scientific manner and in compliance with Applicable Law, including laws regarding environmental, safety and industrial hygiene, GLP, GMP, GCP, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects, in each case, to the extent applicable to a given Development activity.
3.2
Working Groups. Upon the Parties’ mutual agreement, the Parties shall have the right to establish one or more working groups (“Working Groups”) (a) for information-sharing purposes, (b) to ensure that neither Party performs any activities in such Party’s Territory that may have a material adverse effect on the Licensed Molecules or the Licensed Products in the other Party’s Territory, and (c) to discuss and coordinate the Prosecution and Maintenance of all Patent applications claiming or covering the Licensed Molecules and the Licensed Products, including to avoid double patenting, prior art, or other issues and to prevent disparagement of each other’s patent rights and to not conflict or interfere with either Party’s patent strategy with respect thereto. Each Party shall prepare and present materials in good faith to enable such discussions. Any such Working Groups will be operational and will not have any decision-making authority. In no event will any Working Group have any power to amend, waive, or modify any provision of this Agreement, nor approve any matter that requires the approval of the Parties hereunder.
3.3
Development Plan. Cue agrees to use Commercially Reasonable Efforts to undertake the Development activities under this Agreement in accordance with the plan for Cue Development in the Cue Territory set forth in Schedule 3.3 (“Cue Development Plan”), which plan may be updated by Cue from time to time during the Term.

3.4
Cue’s Development Efforts. Cue, directly and/or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of at least one (1) Licensed Product in the Field.
3.5
Records. Each Party shall maintain, and shall cause its Affiliates and in the case of Cue its Sublicensees performing the applicable Development activities to maintain, complete and accurate records (paper or electronic as applicable) of all Development activities conducted by or on behalf of such Party under this Agreement in connection with the Licensed Product as required by Applicable Law, which may include all data and other information resulting from such Development activities. These records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, in sufficient detail or otherwise in a manner that reflects all work done and results achieved.
3.6
Coordination Leads. Without limitation of Section 3.2 (Working Groups), prior to and no later than the Effective Date, each Party shall provide to the other Party a primary point of contact (including name and contact information), with sufficient experience and responsibility, for purposes of coordination and completion of the post-Effective Date activities required under this Agreement, including preparation and execution of the Quality Agreement, Supply Agreement (if applicable) and PV Agreement, and the transfers described in Section 2.10 (Transfer of Know-How and Development Data) and Section 4.1 (Manufacturing Technology Transfer).
Article 4

MANUFACTURING; SUPPLY; TECHNOLOGY TRANSFER
4.1
Manufacturing Technology Transfer.
4.1.1
Ascendant Manufacturing Technology Transfer.
(a)
Within [**] following the receipt of written request from Cue, which request Cue may deliver at any time, but in no event later than [**], Ascendant shall complete a technology transfer of any and all Manufacturing technology, processes, specifications, and Manufacturing Materials and all associated Know-How that are necessary or useful to enable Cue or any Cue CMO to Manufacture and supply Licensed Molecules and Licensed Products for clinical or commercial use in the Cue Territory (“Ascendant Manufacturing Technology”) pursuant to and on the timelines set forth in the Manufacturing technology transfer plan to be set forth on Schedule 4.1.1 (Manufacturing Technology Transfer Plan) (the “Manufacturing Technology Transfer Plan”). The Parties shall use Commercially Reasonable Efforts to complete the Manufacturing Technology Transfer Plan promptly after the Effective Date, at which time it shall be attached as Schedule 4.1.1 (Manufacturing Technology Transfer Plan). Subject to and in accordance with the terms of the Manufacturing Technology Transfer Plan, Ascendant shall, and shall cause its Affiliates or Ascendant CMOs to, (i) transfer all Ascendant Manufacturing Technology to Cue or its Affiliate or designated Cue CMO necessary or useful for the Manufacture of Products, which transfer shall include [**], and (ii) provide reasonable technical assistance and training to Cue or such Affiliate or designated Cue CMO with respect to the use and practice of the Ascendant Manufacturing Technology in connection with such transfer ((i) and (ii) together, the “Manufacturing Technology Transfer”). [**].
(b)
After the initial Manufacturing Technology Transfer and for the duration of the Term, Ascendant shall, and shall cause its Affiliates or Ascendant CMOs to, (i) provide or make available to Cue (or any of its Affiliates or designated Cue CMO(s)) as promptly as practicable any additional Ascendant Manufacturing Technology, to the extent that such Ascendant Manufacturing Technology comes to Ascendant’s attention (or is reasonably requested by Cue) and has not previously been provided or made available to Cue and (ii) provide on an ongoing basis reasonable technical assistance and training to Cue or such Affiliates or designated Cue CMO with respect to the use and practice of the Ascendant Manufacturing Technology to enable Cue and its designated CMOs to achieve Successful Completion of Manufacturing Technology Transfer. Each Party shall use commercially reasonable efforts to achieve Successful Completion of Manufacturing Technology Transfer within the timelines set forth in the Manufacturing Technology Transfer Plan and in any event before [**].
4.2
Manufacturing and Supply.
4.2.1
Supply by Ascendant.
(a)
Subject to Section 4.2.4 (Supply Agreement), Ascendant shall supply Cue with sufficient clinical supply of Licensed Product to satisfy Cue’s needs to undertake its program to perform [**] for the Licensed Product (“Ascendant Supply Period”).
(b)
Ascendant shall Manufacture and supply, or cause to be Manufactured and supplied, all Licensed Products provided to Cue or its designee under this Agreement in accordance with the Quality Agreement (as amended from time to time as agreed to in writing by both Parties), the applicable Supply Agreement, and in conformity with the applicable Specifications, GMP and all other Applicable Law.
4.2.2
[**].
4.2.3
Quality Agreement. The Parties shall enter into a quality agreement for the Supply Agreement within [**] following the Effective Date (the “Quality Agreement”).
4.2.4
Supply Agreement. The Parties shall negotiate in good faith (a) an agreement that would govern Ascendant’s Manufacturing and supply to Cue or its Affiliates of Licensed Product for Development or Commercialization use in the Field as permitted under this Agreement during the Ascendant Supply Period, which supply would be consistent with the terms described in the Ascendant CMO Agreement (such supply agreement, the “Supply Agreement”) and (b) to the extent required, an amendment to the Quality Agreement, and in each case of clause (a) and (b), the Parties shall enter into such agreement within [**] after the Effective Date. The terms of the Supply Agreement shall contain typical terms and conditions of agreements of this type in the Field, such as quantity, ordering procedures, delivery terms, invoicing and payment procedures, taxes, specifications for the Licensed Product, quality terms, quality audits, and warranties, among others. For clarity, the consideration set forth in the Supply Agreement is the only consideration paid by Cue for supply by Ascendant, and the Parties agree and acknowledge that no amounts paid under this Agreement are in consideration for such supply.

4.2.5
Manufacturing by Cue. After the expiration of the Ascendant Supply Period, Cue shall be solely responsible, at its cost, for the Manufacture of all quantities of Licensed Product needed by Cue, its Affiliates or Sublicensees for use in Development of Licensed Products, including any Clinical Trials and non-clinical studies, performed by Cue, its Affiliates or Sublicensees in the Field in the Cue Territory, and for Commercialization of Licensed Products in the Cue Territory after obtaining Regulatory Approval.
Article 5

REGULATORY; CLINICAL DATA
5.1
Regulatory Submissions and Regulatory Approvals.
5.1.1
Overview.
(a)
Cue, directly and/or through its Affiliates and/or one or more Third Party Sublicensees or Subcontractors, shall have the sole and exclusive right to (i) prepare and submit all Regulatory Materials for Licensed Products in the Field in and for the Cue Territory and (ii) obtain and maintain all Regulatory Approvals for Licensed Products in the Field in the Cue Territory and, as between the Parties, Cue or its Affiliate shall own all Regulatory Materials, including all Regulatory Approvals, for Licensed Products in the Field in and for the Cue Territory.
(b)
Subject to Cue’s rights described in the preceding clause (a) (and to the extent permitted by Applicable Law), Ascendant, directly or through its Affiliate or one or more Third Party licensees or Subcontractors, shall have the sole and exclusive right to (i) prepare and submit all Regulatory Materials for Licensed Products in the Ascendant Territory and for Licensed Product outside the Field anywhere in the world, and (ii) obtain and maintain all Regulatory Approvals for Licensed Products in the Ascendant Territory and for Licensed Product outside the Field anywhere in the world, and as between the Parties, Ascendant or its Affiliate shall own all Regulatory Materials, including all Regulatory Approvals, for Licensed Products in the Ascendant Territory and for Licensed Product outside the Field anywhere in the world.
5.2
Access to Clinical Data.
5.2.1
Prior UB-221 Trial and Ongoing UB-221 Trial Clinical Data. Ascendant shall provide to Cue the Clinical Data that Ascendant Controls that is generated by or on behalf of Ascendant, its Affiliates and its licensees of the Licensed IP in the Field, in the performance of any Clinical Trials prior to the Effective Date and during the Term, including Prior UB-221 Trials and any Ongoing UB-221 Trials. Without limiting the foregoing and as applicable, the provision of Clinical Data under this Section 5.2.1 (Prior UB-221 Trial and Ongoing UB-221 Trial Clinical Data) shall be performed in accordance with the Data Transfer Plan and the PVA. Cue shall have the right to use such Clinical Data to satisfy its safety reporting obligations for the Licensed Product under Applicable Law in the Cue Territory, and in support of preparing and submitting any Regulatory Materials, including to seek Regulatory Approval for the Licensed Product in the Cue Territory, including by inclusion of such Clinical Data in regulatory filings submitted to a Regulatory Authority in support of seeking Regulatory Approval for the Licensed Product in the Cue Territory, or to perform statistical analysis or pharmacokinetic (PK) /

pharmacodynamic (PD) validation modeling under a trial protocol for the purpose of evaluating efficacy.
5.2.2
Clinical Data for Safety Purposes. Each Party shall provide to the other Party the Clinical Data that is generated by or on behalf of such Party, its Affiliates and, in the case of Cue, Sublicensees, or, in the case of Ascendant, its licensees of the Licensed IP in the Field, in the performance of any Clinical Trial to the extent that such other Party is required by Applicable Law to submit such Clinical Data to Regulatory Authorities in such Party’s Territory for purposes of safety reporting. Without limiting the foregoing and as applicable, the provision of Clinical Data under this Section 5.2.2 (Clinical Data for Safety Purposes) shall be performed in accordance with the Data Transfer Plan and the PVA. The Parties shall use Commercially Reasonable Efforts to complete the Data Transfer Plan promptly after the Effective Date, at which time it shall be attached as Schedule 1.66 (Data Transfer Plan). Such other Party shall not use such Clinical Data for any other purpose, including submission of such Clinical Data in support of seeking Regulatory Approval for the Licensed Product in such Party’s Territory, or to perform statistical analysis under a trial protocol for the purpose of evaluating efficacy, unless otherwise permitted pursuant to Section 5.2.1 (Prior UB-221 Trial and Ongoing UB-221 Trial Clinical Data).
5.3
Required Inspection by Regulatory Authority. To the extent Ascendant receives any written or oral communication from any Regulatory Authority in the Cue Territory requiring, under Applicable Law, any inspection of Ascendant’s or its Affiliate’s or their respective Subcontractor’s site or facility in connection with a Licensed Product that is Developed or Manufactured by or on behalf of Cue for Development or Commercialization in the Cue Territory, Ascendant shall notify Cue and provide a copy of any such written communication within [**] or as soon as reasonably practicable, and Ascendant shall cooperate and ensure that its applicable Affiliate or Subcontractor cooperates with such Regulatory Authority during such inspection or audit during normal business hours or otherwise as required by Applicable Law. Except to the extent prohibited by Applicable Law, Ascendant shall permit Cue’s representative to observe such inspection. Following receipt of the inspection or audit observations of such Regulatory Authority, Ascendant shall provide a copy of such observations to Cue, prepare required response to any such observations and provide Cue a reasonable opportunity to review and provide input thereto, and take good faith consideration of such input, prior to submission of such required response to the Regulatory Authority, and shall keep Cue fully informed as to the submission of such responses and any subsequent correspondence with the applicable Regulatory Authority with respect to such inspection and observations, if any, including the opportunity to review and provide input on any such subsequent correspondence.
5.4
Reporting; Adverse Events.
5.4.1
Subject to the PVA (as further described in Section 5.4.2 below) and upon the execution thereof, each Party shall be responsible for all pharmacovigilance activities associated with Licensed Molecules and Licensed Products in such Party’s Territory, including submitting all reports required to be submitted in order to maintain any IND for Licensed Molecules and Licensed Products filed by or under the authority of such Party, and/or any Regulatory Approvals granted for Licensed Molecules and Licensed Products, in such Party’s Territory (including the timely reporting of adverse drug experiences, product quality, product complaints and safety data relating to Licensed Molecules and/or Licensed Products in the Party’s

Territory). Each Party shall ensure that its Affiliates (and, in the case of Cue, Sublicensees) comply with such reporting obligations. [**]. Each Party shall cooperate with and assist the other Party, as provided in the PVA, to enable the other Party to meet its regulatory reporting requirements [**].
5.4.2
Within [**] after the Effective Date, but in any event prior to the first dosing of the [**], the Parties shall enter into a pharmacovigilance agreement (the “PVA”) on terms no less stringent than those required by Applicable Law and consistent with applicable terms and conditions of this Agreement, which pharmacovigilance agreement shall: (a) provide detailed procedures regarding the maintenance of core safety information and the prompt exchange of safety data relating to Licensed Molecules and Licensed Products throughout both Parties’ Territories within appropriate time frames and in an appropriate format to enable each Party to meet its expedited and periodic regulatory reporting requirements; and (b) ensure compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis and all requirements under Applicable Law for the management of safety data. For clarity, the Parties acknowledge that Clinical Trials of a Licensed Product have already been initiated by Ascendant as of the Effective Date. The PVA shall apply to any Clinical Trials initiated by either Party prior to execution of the PVA, to the extent applicable at the time of execution. Each Party shall and shall cause its Affiliates (and, in the case of Cue, Sublicensees) to: (x) provide processed pharmacovigilance cases from all Clinical Trials conducted by or on behalf of such Party for the Licensed Molecule and/or the Licensed Product, to the other Party in accordance with the terms and conditions of the PVA; (y) collect all adverse event reports in accordance with Applicable Law and the protocol for all Clinical Trials conducted by or on behalf of such Party for the Licensed Molecule and/or the Licensed Product, and (z) promptly and in accordance with the PVA forward to the other Party relevant information, such as the processed suspected unexpected serious adverse reaction (SUSARs), any serious adverse events (SAEs), and any pregnancy related reports that such Party or its Affiliates (and, in the case of Cue, Sublicensees) may become aware of (in any event, within the relevant time period set forth in the PVA) that are required to be reported under Applicable Law or under the protocol for all Clinical Trials conducted by or on behalf of such Party for the Licensed Molecule and/or the Licensed Product. All such information, data and documentation exchanged between the Parties subject to this Section 5.4 (Reporting; Adverse Events) and any PVA entered into by Parties pursuant to this Agreement shall be treated as Confidential Information of both Parties under this Agreement, and each Party shall have the right to provide such information, data and documentation to its Affiliates (or, in the case of Cue, to Sublicensees, and, in the case of Ascendant, to its licensees of the Licensed IP in the Field) on terms that are consistent with the confidentiality provisions in this Agreement.
5.5
No Harmful Actions. If a Party reasonably believes that the other Party and/or any of its Affiliates and/or any Third Party acting under such other Party’s or its Affiliate’s authority, is taking or intends to take any action with respect to a Licensed Molecule or Licensed Product that could have a material adverse impact upon the regulatory status or Commercialization of any Licensed Product in the Field in the Party’s Territory, then such Party shall have the right to bring the matter to the attention of the other Party, and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree and except as expressly set forth herein: (a) neither Party nor any of its Affiliates and/or any Third Party acting under such Party’s or its Affiliate’s authority shall communicate with any Regulatory Authority having jurisdiction in the other Party’s Territory with respect to any Licensed Molecule or

Licensed Product, unless required by such Regulatory Authority, in which case such Party shall notify the other Party of such requirement within [**] of such communication; and (b) neither Party nor any of its Affiliates and/or any Third Party acting under such Party’s or its Affiliate’s authority shall submit any Regulatory Material, or seek any Regulatory Approval for, any Licensed Molecule or Licensed Product in the other Party’s Territory.
5.6
Personal Data Protection.
5.6.1
General. In connection with this Agreement, each Party and its Affiliates, shall comply with all applicable Data Protection Laws, including, to the extent within such Party’s control, providing any notice, obtaining any valid consent or prior authorization, and conducting any assessment required under applicable Data Protection Laws. Each Party shall promptly notify the other Party if such Party becomes aware that any Personal Data provided or otherwise made available to the other Party is materially inaccurate or has been unlawfully Processed (including, but not limited to where there is potential unauthorized access, use, exfiltration, or deletion) or, where consent to Process Personal Data has been provided, consent is withdrawn or such Party becomes aware that consent may not be reliable. Notwithstanding anything in this Agreement to the contrary, in the event of a security incident or data breach involving Personal Data within a Party’s possession, custody or control arising out of or related to this Agreement, the Party whose Personal Data has been potentially impacted as a result of such security incident or data breach affecting the other Party (a) shall be informed promptly, and within required timeframes under applicable Data Protection Laws, upon the determination that its Personal Data is highly likely (based on available information and evidence) or certain to have been impacted, (b) may request reasonable support, information, and materials from the Party that is experiencing or that experienced the security incident or data breach where such support, information, or materials will not be unreasonably withheld; and (c) may reasonably require the Party that is experiencing or experienced the security incident or data breach to include its representatives in discussions and materials related to understanding, addressing, and remediating the security incident and/or data breach where related to aspects of such processes that touch or impact the impacted Personal Data. Without limiting the foregoing, each Party and its Affiliates shall timely make all applications or submissions to any relevant Governmental Authorities required of such Party under applicable Data Protection Laws, and allow any assessment required by any such Governmental Authorities, as may be necessary to allow the transfer to the other Party (or one of its Affiliates or designees) of Personal Data relating to or collected in connection with the Licensed Product or Licensed Molecule as may be necessary for the other Party to commence conduct of Clinical Trials as may be reasonably requested by the other Party in performance of its obligations or exercise of its rights under this Agreement.
5.6.2
Joint Controllership. If, and to the extent that, the Parties jointly determine the purposes and means of Processing Personal Data under this Agreement, and applicable Data Protection Laws recognize the concept of Joint Controllers, prior to Processing any such Personal Data under this Agreement, the Parties shall negotiate in good faith to enter into an arrangement or addendum to this Agreement that details their respective obligations under Data Protection Laws as applicable to such Personal Data.
5.6.3
Compliance with Applicable Data Protection Laws. In the event either Party reasonably determines that applicable Data Protection Laws require the Parties to execute any additional documents or agreements, the Parties shall negotiate in good faith to execute and implement such documents or agreements, including a cross-border data transfer agreement, a transfer impact assessment, a data protection addendum and/or data protection impact assessment.
5.7
HGR, CBDT and Other Approvals. Ascendant shall make or cause to be made any HGR Filings, CBDT Filings or other filings and shall use good faith, diligent efforts to obtain or cause to be obtained any HGR Approvals, CBDT Approvals or other approvals, in each case, (a) as may be required for, or as Cue may request to facilitate, the transfer to or use by Cue or its or their designees, within or outside the Ascendant Territory, of any Licensed Know-How, Clinical Data or other data contemplated to be transferred to Cue or its designee under this Agreement, including any data collected, received or otherwise generated in connection with any Clinical Trial of any Licensed Molecule or Licensed Product conducted by or on behalf of Ascendant or any of its Affiliates or collaborators, or (b) as may be required for the transfer to or use by Cue or any of its designees outside of the PRC of any Know-How, Clinical Data or other data contemplated to be transferred to Cue or its designee under this Agreement, including any Personal Data Processed in connection with any Clinical Trial of any Licensed Molecule or Licensed Product conducted by or on behalf of Ascendant or any of its Affiliates or collaborators; provided, however, that, in each case ((a) and (b)), (x) Cue shall cooperate with Ascendant and provide to Ascendant any information in Cue’s possession that is necessary for and reasonably requested by Ascendant to make or cause to be made such HGR Filings, CBDT Filings or other filings and obtain or cause to be obtained any HGR Approvals, CBDT Approvals or other approvals, (y) the form and content of any such HGR Filing, CBDT Filing or other filing shall be approved in writing by Cue before it is submitted by or on behalf of Ascendant or its Affiliate or collaborator, and (z) if Ascendant becomes aware of circumstances which may reasonably result in any failure by Ascendant to obtain or cause to be obtained any such HGR Approval, CBDT Approval or other approval, Ascendant shall promptly notify Cue thereof and work in good faith with Cue to identify and implement an appropriate resolution of such issue that is satisfactory to Cue.
5.8
U.S. Bulk Data Transfer Compliance. Notwithstanding any other term or condition of this Agreement, neither Cue nor any of its respective Affiliates or Sublicensees shall have any obligation under this Agreement to transfer or provide access to any Personal Data, Clinical Data, human biospecimens or other information or materials if such transfer or provision of access is, in the reasonable opinion of Cue (as informed by Cue’s, its Affiliate’s or Sublicensee’s counsel), prohibited or restricted under the U.S. Bulk Data Transfer Rule and (a) not exempt under 28 C.F.R. § 202.510, § 202.511, or another exemption under the U.S. Bulk Data Transfer Rule as reasonably determined by Cue (based on the advice of counsel) or (b) if with a foreign person non-covered person, not compliant with the onward transfer requirements under 28 C.F.R. § 202.302 of the U.S. Bulk Data Transfer Rule. If in Cue’s reasonable judgment neither clause (a) nor clause (b) applies to the transfer or provision of access of Personal Data, Clinical Data, human biospecimens or other information or materials, and it is reasonably practicable to otherwise implement such transfer or provision of access as a transaction that is not a “covered data transaction” as defined under the U.S. Bulk Data Transfer Rule, Cue shall consider the feasibility of such an approach in good faith, provided that Cue shall have the right to take all reasonable measures to ensure its compliance with the U.S. Bulk Data Transfer Rule. To the extent that Cue reasonably determines not to transfer Personal Data, Clinical Data, human biospecimens or other information or materials pursuant to this Section 5.8 (U.S. Bulk Data Transfer Compliance), it shall promptly notify Ascendant and provide its rationale. Ascendant shall provide all reasonably necessary assistance in complying with Cue’s obligations under the U.S. Bulk Data Transfer Rule to the extent applicable to the Parties’ obligations and rights under this Agreement. Ascendant shall use Personal Data, Clinical Data, human biospecimens or other information or materials that is subject to the U.S. Bulk Data Transfer Rule in compliance with the U.S. Bulk Data Transfer Rule. To the extent that Cue transfers or provisions access to Personal Data, Clinical Data, human biospecimens or other information or materials that is subject to the U.S. Bulk Data Transfer Rule, the Parties agree that such transfer or provisioned access is for purposes under U.S. 28 C.F.R. § 202.510 or U.S. 28 C.F.R. § 202.511.
Article 6

COMMERCIALIZATION
6.1
Generally. Cue shall have the sole and exclusive right, itself or with or through its Affiliates, Third Party Sublicensees and Subcontractors as permitted under this Agreement, to perform all Commercialization activities relating to Licensed Products in the Field in the Cue Territory in its sole discretion, including (a) all activities preparatory to launch, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (b) deciding on the timing for the launch of Licensed Products and for submitting applications for reimbursement with respect to Licensed Products in any country or administrative region in the Cue Territory; (c) booking all sales of Licensed Products in the Cue Territory, establishing all terms of sales (including pricing and discounts) and warehouse and distribute the Licensed Products in the Cue Territory and perform or cause to be performed all related services; and (d) handling all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Cue Territory.
6.2
Diligence. Cue, directly and/or through its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in [**].
Article 7

FINANCIAL TERMS
7.1
Upfront Payment. No later than [**] after the Effective Date, Cue shall pay to Ascendant a one-time, non-creditable, non-refundable payment of Fifteen Million Dollars ($15,000,000) in immediately available funds by wire transfer, in accordance with wire instructions to be provided in writing by Ascendant to Cue.
7.2
Milestones.
7.2.1
Phase 2 Milestone.
(a)
Phase 2 Milestone Payment Amount. Subject to the terms and conditions of this Agreement (including Section 7.2.1 (Phase 2 Milestone), Section 7.2.6 (Invoice and Payment of Milestone Payments), and Section 7.4 (Payment Terms)), following achievement by or on behalf of Cue, its Affiliates or any Sublicensee of the first to occur of either

(a) the Threshold A Phase 2 Milestone, or (b) the Threshold B Phase 2 Milestone (upon such occurrence, thereafter the “Phase 2 Milestone Event”), Cue shall pay the applicable, one-time, non-refundable milestone payment in the amount set forth in the table below associated with such Phase 2 Milestone Event (the “Phase 2 Milestone Payment”):

Milestone Event	Milestone Payment
Threshold A Phase 2 Milestone	[**]
Threshold B Phase 2 Milestone	[**]

(b)
One Payment Only. Only one Phase 2 Milestone Payment shall be payable under this Agreement, and in no event shall both the Threshold A Phase 2 Milestone or the Threshold B Phase 2 Milestone be payable under this Agreement.
(c)
Related Defined Terms. For purposes of this Section 7.2.1 (Phase 2 Milestone):
(i)
[**].
(ii)
“Threshold A Phase 2 Clinical Trial Data” means that, [**].
(iii)
“Threshold A Phase 2 Milestone” means receipt of the Threshold A Phase 2 Clinical Trial Data.
(iv)
“Threshold B Phase 2 Clinical Trial Data” means Clinical Data for the China Phase 2 Clinical Trial that [**].
(v)
“Threshold B Phase 2 Milestone” means both (x) receipt of the Threshold B Phase 2 Clinical Trial Data and (y) [**].
7.2.2
Manufacturing Technology Transfer Milestone.
(a)
Manufacturing Technology Transfer Milestone Payment Amounts. Subject to the terms and conditions of this Agreement (including this Section 7.2.2 (Manufacturing Technology Transfer Milestone), Section 7.2.6 (Invoice and Payment of Milestone Payments), and Section 7.4 (Payment Terms)), Cue shall pay the applicable, one-time, non-refundable milestone payment in the amount set forth below associated with such Milestone Event (the “Manufacturing Technology Transfer Milestone Payment”):

Milestone Event	Milestone Payment
Successful Completion of Manufacturing Technology Transfer	$5,000,000

(b)
Manufacturing Technology Transfer Milestone Payment Tranches. Subject to the terms and conditions of this Agreement (including this Section 7.2.2 (Manufacturing Technology Transfer Milestone), Section 7.2.6 (Invoice and Payment of Milestone Payments), and Section 7.4 (Payment Terms)), the Manufacturing Technology Transfer Milestone Payment shall be payable as follows:
(i)
[**].
(ii)
[**].
7.2.3
Data Transfer Milestone Event
(a)
Data Transfer Milestone Payment. Data Transfer Milestone Payment Amount. Subject to the terms and conditions of this Agreement (including this Section 7.2.3 (Data Transfer Milestone Event), Section 7.2.6 (Invoice and Payment of Milestone Payments), Section 7.3.6(a)(v), and Section 7.4 (Payment Terms)), Cue shall pay the applicable, one-time, non-refundable milestone payment in the amount set forth below associated with such Milestone Event (the “Data Transfer Milestone Payment”):

Milestone Event	Milestone Payment
Successful Completion of Data Transfer	$6,500,000

(b)
Data Transfer Milestone Payment. Data Transfer Milestone Payment Tranches. Subject to the terms and conditions of this Agreement (including this Section 7.2.3 (Data Transfer Milestone Event), Section 7.2.6 (Invoice and Payment of Milestone Payments), Section 7.3.6(a)(v), and Section 7.4 (Payment Terms)), the Data Transfer Milestone Payment shall be payable as follows:
(i)
[**].
(ii)
[**].
7.2.4
Development Milestone Payments. Subject to the terms and conditions of this Agreement (including this Section 7.2.4 (Development Milestone Payments), Section 7.2.6 (Invoice and Payment of Milestone Payments), Section 7.3.6(a)(v) and Section 7.4 (Payment

Terms)), following the first achievement by or on behalf of Cue, its Affiliates or any Sublicensee of any Development milestone event described in the table below (each, a “Development Milestone Event”), Cue shall pay the applicable, one-time, non-refundable milestone payment in the amount set forth below associated with such Development Milestone Event (each, a “Development Milestone Payment”):

Development Milestone Event	Development Milestone Payment
	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Each Development Milestone Payment shall be payable a maximum of one (1) time, for the first-time achievement of the corresponding Development Milestone Event in the applicable Indication as set forth in the table above by any Licensed Product, and no Development Milestone Payment shall be due hereunder for subsequent or repeated achievement of any such Development Milestone Event in the same Indication by the same or any other Licensed Product. The aggregate Development Milestone Payments payable under this Agreement shall not exceed [**] in the aggregate.

7.2.5
Net Sales Milestone Payments. Subject to the terms and conditions of this Agreement (including this Section 7.2.5 (Net Sales Milestone Payments), Section 7.2.6 (Invoice and Payment of Milestone Payments), Section 7.3.6 and Section 7.4 (Payment Terms)), and on a Licensed Product-by-Licensed Product basis, for each Licensed Product sold during the applicable time period, following the first achievement by or on behalf of a Selling Entity of any Net Sales milestone event in the Cue Territory described in the table below with respect to such Licensed Product (each, a “Net Sales Milestone Event”), Cue shall pay the applicable one (1) time, non-refundable milestone payment in the amount set forth below associated with such Net Sales Milestone Event (each, a “Net Sales Milestone Payment”).

Net Sales Milestone Event	Net Sales Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]

Each Net Sales Milestone Payment shall be payable a maximum of one (1) time, and no Net Sales Milestone Payment shall be due hereunder for subsequent or repeated achievement of any such Net Sales Milestone Event. For clarity, subject to the foregoing sentence, the first achievement of multiple Net Sales Milestone Events may occur in a single Calendar Year and, as such, the corresponding Net Sales Milestone Payments for such Net Sales Milestone Events would be due and payable in that Calendar Year. The aggregate Net Sales Milestone Payments payable under this Agreement shall not exceed [**] in the aggregate.

7.2.6
Invoice and Payment of Milestone Payments. Subject to Section 7.2.7 (Funding Raise Completion), Cue shall notify Ascendant that a Milestone Event has been first achieved within [**] following such achievement (or, in the case of a Milestone Event achieved by a Sublicensee within [**] following Cue becoming aware of such achievement), provided that, with respect to the first achievement of any Net Sales Milestone Event, Cue shall instead notify Ascendant concurrently with the Royalty Report [**]. Following Ascendant’s receipt of such notice, Ascendant shall invoice Cue for the applicable Milestone Payment, and Cue shall pay such Milestone Payment within [**] after delivery of such invoice to Cue, provided that, [**]. Notwithstanding the foregoing, each Milestone Payment shall be incurred upon the actual achievement of the corresponding Milestone Event and, subject to Section 7.2.7 (Funding Raise Completion), shall be paid by Cue prior to [**] days thereafter.
7.2.7
Funding Raise Completion. Regardless of when achieved, the Phase 2 Milestone Payment, the Manufacturing Technology Transfer Milestone Payment described in Section 7.2.2(b)(ii) and the Data Transfer Milestone Payment shall be payable [**] following the closing of the Funding Raise Completion, provided that in the event that the Funding Raise Completion has not occurred prior to the expiration of the Phase 2 Milestone Payment Period, then Ascendant shall have the right to terminate this Agreement in accordance with and subject to Section 12.5 (Ascendant Phase 2-Related Termination Right). For clarity, [**].
7.3
Royalties.
7.3.1
Royalty Rates. Subject to the terms and conditions of this Agreement (including this Section 7.3 (Royalties) and Section 7.4 (Payment Terms)), Cue shall pay to Ascendant, on a Licensed Product-by-Licensed Product basis in the Cue Territory on the Annual Net Sales that occur during the Royalty Term for such Licensed Product, as follows (the “Royalty Rates”):

Portion of Annual Net Sales with respect to the same Licensed Product	Royalty Rate
[**]	[**]
[**]	[**]
[**]	[**]

For the purposes of determining the applicable royalty rate with respect to any Licensed Product, the Annual Net Sales of different Licensed Products shall not be aggregated together. For the purposes of this Section 7.3.1 (Royalty Rates), all Licensed Products containing or comprising the same Licensed Molecule shall be considered the same Licensed Product.

7.3.2
Royalty Term; License Conversion. The royalties set forth in Section 7.3.1 (Royalty Rates) shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis, during the period commencing on the First Commercial Sale of each such Licensed Product in such country or administrative region and continuing until the later of: (a) the ten (10)-year anniversary of the date of such First Commercial Sale of such Licensed Product in such country; (b) expiration of the last-to-expire Valid Claim within the Licensed Patents [**]; and (c) expiration of Regulatory Exclusivity for such Licensed Product in such country or administrative region (“Royalty Term”). Following the expiration of the applicable Royalty Term for a given Licensed Product in a given country, (x) the licenses set forth in Section 2.1 (Licenses to Cue) with respect to such Licensed Product and such country shall convert to a fully paid-up, perpetual, irrevocable and royalty-free license and (y) the Net Sales of such Licensed Product in such country shall thereafter be excluded for the purposes of calculating the Net Sales thresholds pursuant to Section 7.3.1 (Royalty Rates).
7.3.3
Royalty Reductions.
(a)
Royalty Reductions for Patent Expiry. On a Licensed Product-by-Licensed Product and country-by-country basis, if the Licensed Molecule in such Licensed Product, such Licensed Product itself, and the use of such Licensed Molecule or Licensed Product for any approved Indications included in the approved labeling of such Licensed Product in such country are not or are no longer Covered by a Valid Claim within any Licensed Patent in such country [**] at any time during the Royalty Term for such Licensed Product and such country, then the royalty payments payable under Section 7.3.1 (Royalty Rates) with respect to such Licensed Product in such country shall be reduced by [**].
(b)
Royalty Reductions for Biosimilar Entry. On a Licensed Product-by-Licensed Product and country-by-country basis, [**] in the Royalty Term in which one or more Biosimilar(s) with respect to such Licensed Product is marketed or sold in such country in the Cue Territory, the royalty payments payable under Section 7.3.1 (Royalty Rates) with respect to such Licensed Product in such country or administrative region shall be reduced [**] for the remainder of the Royalty Term.
(c)
Royalty Reduction for Third Party IP Payments. Cue or any of its Affiliates or Sublicensees shall be entitled to obtain a right or license under any Patent of a Third Party [**] (including under any agreement entered into in settlement of a Third Party Infringement claim pursuant to Section 8.8 (Defense)) (a “Third Party License Obligation”). If Cue or its applicable Affiliate or Sublicensee incurs any payments in consideration for such right or license, or if the exercise of the rights under such license would otherwise result in any royalties or other payments paid to such Third Party, then Cue may deduct from any royalties that would otherwise have been due under Section 7.3.1 (Royalty Rates) [**], an amount equal to [**] of the amount of such royalty or other payments paid by Cue or its applicable Affiliate or Sublicensee to such Third Party pursuant to such Third Party License Obligation [**], solely to the extent that [**].
(d)
Drug Pricing Programs. If a Licensed Product Commercialized in the United States is selected by the Centers for Medicare and Medicaid Services for inclusion in the Medicare Maximum Fair Price Program pursuant to 42 U.S.C. §1320f et seq. and any implementing regulations or guidance promulgated thereunder (“IRA”) or similar drug pricing programs wherein Regulatory Authorities establish prescription drug prices, then the royalties payable by Cue to Ascendant for the Licensed Product for United States pursuant to Section 7.3.1 (Royalty Rates) shall be reduced [**], provided, however, that in the event that a such Licensed Product is no longer a Selected Drug, then the then the royalties payable by Cue to Ascendant for the Licensed Product for United States pursuant to Section 7.3.1 (Royalty Rates) shall be no longer be reduced pursuant to the foregoing reductions. For purposes of this Section 7.3.3(d) (Drug Pricing Programs), “Wholesale Acquisition Cost” of a Licensed Product is the Wholesale Acquisition Cost determined by Cue and reported by Medispan, or any other nationally recognized publication.
(e)
Compulsory License. Notwithstanding the royalty rates described in Section 7.3.1 (Royalty Rates) or [**], on a Licensed Product-by-Licensed Product and country-by-country basis, if a court or Governmental Authority of competent jurisdiction requires Cue or any of its Affiliates or Sublicensees to grant a compulsory license to a Third Party that permits such Third Party to make, sell, or otherwise commercially Exploit a Licensed Product in a country in the Cue Territory, then the royalty rate payable by Cue to Ascendant on Net Sales of such Licensed Product in such country equal [**] of the royalty rate paid to Cue under such compulsory license for so long as such compulsory license remains in effect and is being practiced by such Third Party.
(f)
Floor. Notwithstanding anything to the contrary in this Section 7.3.3 (Royalty Reductions), (i) the royalties payable to Ascendant under this Agreement [**] shall not be reduced by more than [**] of the amount that would otherwise be due [**] pursuant to Section 7.3.1 (Royalty Rates) without application of any of the deductions in this Section 7.3.3 (Royalty Reductions), and (ii) [**] (the “Floor”); provided that [**].
7.3.4
[**].
7.3.5
Sublicense Consideration. In the event that Cue grants a Sublicense to a Third Party [**] within eighteen (18) months after the Effective Date (such period of time beginning on the Effective Date and ending eighteen months thereafter the “Sublicense Revenue Period”), then Cue shall pay to Ascendant the following percentage of Sublicense Income received by Cue or its Affiliates from such Sublicense: (a) if such Sublicense is granted [**] prior to [**] after the Effective Date, forty percent (40%); (b) if such Sublicense is granted [**] after [**] but before [**] after the Effective Date, t[**]; and (c) if such Sublicense is granted [**] after [**] but before eighteen (18) months after the Effective Date, twenty percent (20%). Upon expiration of the Sublicense Revenue Period: (i) Ascendant shall have no right to receive Sublicense Income (if any) received by Cue or its Affiliates pursuant to any Sublicense granted after the expiration of the Sublicense Revenue Period, and (ii) Ascendant shall have no right to any Sublicense Income received by Cue or its Affiliates after the expiration of the Sublicense Revenue Period for any Sublicenses entered into during the Sublicense Revenue Period. At the request of either Party, the Parties shall negotiate in good faith the timeframes and percentages described in this Section 7.3.5 (Sublicense Consideration). For purposes of this Section 7.3.5 (Sublicense Consideration): [**].
7.3.6
Change of Control Milestone Acceleration.
(a)
If a Cue Change of Control Event occurs prior to eighteen (18) months after the Effective Date, the following shall apply:

(i)
If a Cue Change of Control Event occurs prior to [**] after the Effective Date, Cue shall pay to Ascendant, with respect to each Accelerated Milestone (as defined below) that has not been achieved as of the closing date of such a Cue Change of Control Event, a one-time, non-refundable payment equal to [**] of the applicable Milestone Payment amount that would otherwise have been payable upon achievement of such Accelerated Milestone (each, a “First Stage Acceleration Payment”). Each Acceleration Payment shall be due and payable within [**] after the closing of such a Cue Change of Control Event. For clarity, the First Stage Acceleration Payment shall equal [**].
(ii)
If a Cue Change of Control Event occurs after [**] but before [**] after the Effective Date, Cue shall pay to Ascendant, with respect to each Accelerated Milestone (as defined below) that has not been achieved as of the closing date of such Cue Change of Control Event other than [**], a one-time, non-refundable payment equal to [**] of the applicable Milestone Payment amount that would otherwise have been payable upon achievement of such Accelerated Milestone (each, a “Second Stage Acceleration Payment”). Each Acceleration Payment shall be due and payable within [**] after the closing of such Cue Change of Control Event. For clarity, the Second Stage Acceleration Payment shall equal [**].
(iii)
If a Cue Change of Control Event occurs after [**] but before eighteen (18) months after the Effective Date, Cue shall pay to Ascendant, with respect to each Accelerated Milestone (as defined below) that has not been achieved as of the closing date of such Cue Change of Control Event other than [**], a one-time, non-refundable payment equal to [**] of the applicable Milestone Payment amount that would otherwise have been payable upon achievement of such Accelerated Milestone (each, a “Third Stage Acceleration Payment”). Each Acceleration Payment shall be due and payable within [**] after the closing of such Cue Change of Control Event. For clarity, the Third Stage Acceleration Payment shall equal [**].
(iv)
[**].
(v)
Upon payment of [**] with respect to any Accelerated Milestone pursuant to this Section 7.3.6 (Change of Control Milestone Acceleration), Cue’s obligation to pay the corresponding Milestone Payment with respect to such Accelerated Milestone under Section 7.2.4 (Development Milestone Payments) shall be deemed fully satisfied and extinguished, and no further payment shall be due or payable to Ascendant with respect to such Accelerated Milestone, whether or not such Accelerated Milestone is subsequently achieved.
(b)
If, within the first eighteen (18) months after the Effective Date, Cue consummates a Change of Control transaction wherein the Total Consideration is less than [**] (such Change of Control transaction a “Below Threshold Change of Control Event”), then Cue would pay [**] as follows:
(i)
[**].
(ii)
[**].
(iii)
By way of example and not limitation, if [**], then:
(1)
[**].

(2)
[**].
(3)
[**].
(c)
Any portion of an Accelerated Milestone that had not been fully paid as a result of a Below Threshold Change of Control Event would remain payable to the extent achieved pursuant to Section 7.2.4 (Development Milestone Payments).
(d)
For purposes of this Section 7.3.6 (Change of Control Milestone Acceleration):
(i)
“Accelerated Milestones” means each of the following Milestone Events: [**].
(ii)
[**].
(iii)
[**].
(iv)
[**].
(v)
“Cue Change of Control Event” means the consummation of a Change of Control of Cue with respect to which the Total Consideration is equal to or greater than [**].
(vi)
[**].
(vii)
[**].
(viii)
“[**].
(ix)
[**].
(x)
“Total Consideration” means [**].
(xi)
[**].
(xii)
[**].
7.4
Payment Terms.
7.4.1
Payment of Royalties; Report. Cue shall, [**], provide to Ascendant a report (a “Royalty Report”) specifying, [**]: (a) the total Net Sales of each Licensed Product [**], (b) the applicable royalty rate(s) under Section 7.3.1 (Royalty Rates), (c) the royalties payable in Dollars, (d) any Net Sales Milestone Event(s) achieved [**] and corresponding Net Sales Milestone Payment payable in Dollars (if applicable) and (e) any Sublicense Income received [**] (if applicable pursuant to Section 7.3.5 (Sublicense Consideration)). Following Ascendant’s receipt of such Royalty Report [**], Ascendant shall issue an invoice for the royalties, Net Sales Milestone Payment, and Sublicense Income (if applicable) payable [**] as set forth in such Royalty Report, and Cue shall make the payment for such royalties and Net Sales Milestone Payment (if applicable) owed to Ascendant within [**] after the delivery of such invoice. Notwithstanding the foregoing in this Section 7.4.1 (Payment of Royalties; Report), if Cue has entered into a Sublicense with a Sublicensee under which such Sublicensee is obligated to pay royalties to Cue for sales of Licensed Product, then Cue shall have the longer of [**], or [**] after Cue receives a royalty report from such Sublicensee, to submit the applicable Royalty Report to Ascendant. In the event the Parties disagree on any amount(s) listed in any such Royalty Report, (i) Cue shall timely pay any undisputed portion before the applicable payment due date under this Section 7.4.1 (Payment of Royalties; Report), and (ii) the Parties shall discuss in good faith to reach agreement on the disputed portion promptly within [**], and any underpayment shall be included in the payment payable by Cue to Ascendant (each as defined below) [**], or any overpayment shall be credited against the payment payable by Cue to Ascendant [**].
7.4.2
Currency; Conversion. All payments hereunder shall be payable in Dollars. Conversion of any Net Sales and Milestone Payments recorded in local currencies to Dollars shall be performed using the average quarterly exchange rate published in the Wall Street Journal, Eastern Edition, for the Calendar Quarter in which such Net Sales or Milestone Event occur, and, to the extent not inconsistent with the foregoing sentence, in a manner consistent with the Accounting Standard and Cue’s normal practices used to prepare its audited financial statements. All payments owed to Ascendant under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated by Ascendant in writing.
7.4.3
Taxes; Withholding.
(a)
Generally. Each Party shall pay any and all income taxes levied on account of all payments it receives under or pursuant to this Agreement, except as otherwise provided in this Section 7.4.3 (Taxes; Withholding).
(b)
Indirect Tax. All payments and consideration are stated inclusive of Indirect Taxes. Any Indirect Taxes payable in respect of any payments or consideration due under this Agreement shall be borne by Ascendant. If Cue bears any Indirect Taxes, Ascendant shall promptly reimburse Ascendant upon request by Cue. The Parties shall cooperate in accordance with Applicable Law to minimize Indirect Taxes incurred in connection with this Agreement.
(c)
Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding (the “Payor”) shall: (i) deduct those taxes from such payment; (ii) timely remit the taxes to the proper taxing authority; and (iii) send proof of such payment to the receiving Party (the “Payee”) on a timely basis following such tax payment. Any amounts deducted by the Payor from a payment to the Payee in respect of withholding shall be treated as having been paid by the Payor to the Payee for all purposes under this Agreement. Each Party will provide to the other any tax forms, certificates, application or other documents or evidence that may be reasonably necessary in order for a Party to determine whether to withhold tax on any payments or whether an applicable double taxation agreement or treaty applies that reduces or eliminates any withholding tax on any such payments. Without limiting the foregoing, Ascendant shall deliver a properly completed Internal Revenue Service Form W-8BEN-E to Cue at least [**] prior to the due date of the first payment due hereunder. Each Party shall reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 7.4.3(c) (Tax Withholding) are reduced in amount to the fullest extent permitted by Applicable Law. On request of the Payor, the Payee (or its Affiliates) shall refund to the Payor any amounts received from the Payor under this Agreement which should have been deducted or withheld under Applicable Law, but which were not deducted or withheld in full or at all, together with any interest and penalties imposed thereon (“Later Imposed Withholdings”); and following receipt of such Later Imposed Withholdings, the Payor shall remit such Later Imposed Withholdings to the appropriate Governmental Authority.
7.4.4
Late Payments. If Ascendant does not receive payment from Cue of any sum due to it under this Agreement on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Ascendant from the due date until the date of payment at a [**] rate as reported in The Wall Street Journal, Eastern Edition or, if lower, the maximum rate allowable by Applicable Law.
7.5
Records; Audit Rights.
7.5.1
Records. Cue shall keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement in relation to Net Sales, royalties, and Milestone Payments for at least [**] following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law. Cue shall ensure that the applicable Sublicense with any Sublicensee shall include an obligation for such Sublicensee to comply with the foregoing obligation with respect to Net Sales incurred by such Sublicensees. Ascendant shall keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement in relation to the Supply Price for Licensed Products for at least [**] following the Calendar Year to which they pertain or for such longer period of time as required under any Applicable Law. Ascendant shall ensure that its Ascendant CMOs shall include an obligation for such Ascendant CMO to comply with the foregoing obligation with respect to the Supply Price for Licensed Products.
7.5.2
Audit Rights. Subject to the other terms of this Section 7.5.2 (Audit Rights), during the Term and for a period of [**] thereafter, at the request of either Party (the “Auditing Party”), which shall not be made more frequently than [**] per Calendar Year, upon at least [**] prior written notice from the Auditing Party, and at the expense of the Auditing Party, the other Party (the “Audited Party”) shall permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited Party (each, an “Auditor”) to inspect, during regular business hours, the relevant records required to be maintained by the Audited Party under Section 7.5.1 (Records). The Auditing Party shall only have the right to audit such records relating to any Calendar Year once during the Term. Prior to its inspection, the Auditor shall enter into a confidentiality agreement with both Parties having obligations of confidentiality and non-use with respect to the Confidential Information no less restrictive than those set forth in Article 9 (Confidentiality) and limiting the disclosure and use of such information by the Auditor to authorized representatives of the Parties and the purposes germane to Section 7.5.1 (Records). The Auditing Party shall ensure that Auditor shall only disclose to the Auditing Party the amount of underpayment or overpayment (if any), and the reasons for and methods of calculating such underpayment or overpayment (if any), and not any other Confidential Information of the Audited Party. Results of any such review shall be binding on both Parties absent manifest error. The Audited Party shall treat the results of any Auditor’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 9 (Confidentiality). The Auditing Party shall pay the full cost of the audit unless the underpayment of amounts due by Cue (or overcharging of amounts by Ascendant with respect to Supply Price) is greater than [**] of the amount due for the entire period being examined, in which case the Audited Party shall pay the reasonable cost charged by the Auditor for such review. In the event such audit reveals an underpayment by Cue (or undercharging of amounts by Ascendant with respect to Supply Price), the Audited Party shall, within [**] after receipt of such report from the Auditor, pay the amount of the discrepancy. In the event that such audit reveals an overpayment by the Audited Party, the Audited Party shall have the option to (a) have the Auditing Party reimburse the Audited Party for such excess payments or (b) credit the discrepancy against any future payments owed by the Audited Party under this Agreement (or, with respect to overpayment of Supply Price, under the Supply Agreement).
Article 8

INTELLECTUAL PROPERTY
8.1
Ownership.
8.1.1
Resulting IP.
(a)
As between the Parties, all Inventions that are made, created, generated, conceived or reduced to practice solely by Cue or its Affiliates or Cue’s or any of its Affiliates’ employees, independent contractors or consultants, solely by itself or themselves, in each case in the course of conducting activities under this Agreement after the Effective Date (such Inventions, the “Cue Resulting Inventions”), together with all intellectual property rights therein, including all such intellectual property rights that are Patents (such Patents, the “Cue Resulting Patents”), shall be owned solely by Cue.
(b)
As between the Parties, all Inventions that are made, created, generated, conceived or reduced to practice solely by Ascendant or its Affiliates or Ascendant’s or any of its Affiliates’ employees, independent contractors or consultants, solely by itself or themselves, in each case in the course of conducting activities under this Agreement after the Effective Date (such Inventions, the “Ascendant Resulting Inventions”), together with all intellectual property rights therein, including all such intellectual property rights that are Patents (such Patents, the “Ascendant Resulting Patents”), shall be owned solely by Ascendant.
(c)
As between the Parties, all Inventions that are made, created, generated, conceived or reduced to practice by a Party or its Affiliates or a Party’s or any of its Affiliates’ employees, independent contractors or consultants jointly with the other Party, the other Party’s Affiliate’s or the other Party’s or any of the other Party’s Affiliates’ employees, independent contractors or consultants, in each case in the course of conducting activities under this Agreement after the Effective Date (such Inventions, the “Joint Resulting Inventions”), together with all intellectual property rights therein, including all such intellectual property rights that are Patents (such Patents, the “Joint Resulting Patents”), shall be jointly owned by Cue and Ascendant.
(d)
Inventorship of all Resulting Inventions, whether or not patentable, shall be determined in accordance with U.S. patent laws.
8.1.2
[**].
8.2
Prosecution and Maintenance of Licensed Patents and Resulting Patents.
8.2.1
(a) Cue shall have the first right, but not the obligation, for the Prosecution and Maintenance of the Licensed Patents and Joint Resulting Patents, each in the Cue Territory, with counsel of Cue’s choice at Cue’s cost (such Patents, the “Cue-Prosecuted Patents”), and (b) Cue shall have the sole right, but not the obligation, for the Prosecution and Maintenance of the Cue Resulting Patents anywhere in the world with counsel of Cue’s choice at Cue’s cost (the foregoing Prosecution and Maintenance in both clauses (a) and (b), the “Cue Prosecution and Maintenance”). Ascendant shall reasonably cooperate with Cue in connection with the Cue Prosecution and Maintenance. Cue shall deliver to Ascendant complete drafts of all submissions to patent authorities relating to the Cue-Prosecuted Patents, including patent applications and amendments; Ascendant shall have the right to prior review and comment on all of the foregoing; and such comments shall be considered by Cue in good faith. Cue shall also provide to Ascendant copies of all material documents received from such patent authorities relating to the Cue-Prosecuted Patents. If Cue decides to allow a Cue-Prosecuted Patent to lapse or become abandoned, then it shall notify Ascendant of, and consult with Ascendant with respect to, such decision or intention at least [**] prior to the date upon which such Patent shall lapse or become abandoned, or, in cases where [**] is not reasonably possible then as much notice as is possible using Cue’s reasonable efforts, and, Ascendant shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at Ascendant’s own cost and expense with counsel of its choice.
8.3
Prosecution and Maintenance Cooperation. With respect to all Prosecution and Maintenance related to Licensed Patents and Resulting Patents for which a Party has a right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents), the non-prosecuting Party shall reasonably cooperate with the prosecuting Party and provide reasonable assistance with respect to such Prosecution and Maintenance under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents), including to:
8.3.1
execute powers of attorney, inventor declarations, confirmatory assignments and all similar instruments to document their respective ownership and Prosecution and Maintenance rights consistent with this Agreement as reasonably requested by the prosecuting Party;
8.3.2
provide access to relevant documents, including copies of documents filed with or received from any national or regional patent and trademark office (including the U.S. Patent and Trademark Office) or other relevant judicial or administrative body and other evidence, only to the extent not already provided, to enable the prosecuting Party to exercise its Prosecution and Maintenance rights;
8.3.3
make its employees, agents and consultants reasonably available to the prosecuting Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the other Party hereunder to exercise its Prosecution and Maintenance rights;
8.3.4
provide the prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the applicable Patents, including relevant Third Party patents and patent applications located (provided that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege); and
8.3.5
endeavor in good faith to coordinate its efforts under this Agreement with the prosecuting Party to minimize or avoid interference with the Prosecution and Maintenance by the prosecuting Party, provided that the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.
8.4
Patent Term Extension and Supplementary Protection Certificate.
8.4.1
As between the Parties, in the Cue Territory, Cue shall have the sole right to make decisions regarding, and to apply for, patent term extensions, including extensions pursuant to 35 U.S.C. §156 et. seq., extensions pursuant to supplementary protection certificates, and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents and Resulting Patents for which Cue has a right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Licensed Patents) and with respect to the Licensed Molecules and the Licensed Products, provided that, if Cue elects not to apply for any such patent term extensions then Ascendant shall have the right to do so. Ascendant shall provide prompt and reasonable assistance, as requested by Cue, including by taking such action as patent holder as is required under any Applicable Law, to obtain such extension or supplementary protection certificate, pursuant to this Section 8.4.1.
8.4.2
As between the Parties, in the Ascendant Territory, Ascendant shall have the sole right to make decisions regarding, and to apply for, patent term extensions, including extensions pursuant to supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents and Resulting Patents for which Ascendant has a right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents) and with respect to the Licensed Molecules and the Licensed Products, in each case including whether or not to do so. Cue shall provide prompt and reasonable assistance, as requested by Ascendant, including by taking such action as patent holder as is required under any Applicable Law, to obtain such extension or supplementary protection certificate.

8.5
Patent Listings.
8.5.1
As between the Parties, Cue shall have the sole right to make all filings with Regulatory Authorities in the Cue Territory with respect to the Licensed Patents or Resulting Patents for which Cue has a right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents), including as required or allowed (a) in the United States, in the FDA’s Orange Book or Purple Book and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents. Ascendant shall (x) provide Cue a correct and complete list of all Licensed Patents and Joint Resulting Patents and other information necessary or reasonably useful to enable Cue to make such filings with Regulatory Authorities and (y) cooperate with Cue’s reasonable requests in connection therewith, including executing any documents, meeting any submission deadlines, in each case (x) and (y), to the extent required or permitted by Applicable Law.
8.5.2
As between the Parties, Ascendant shall have the sole right to make all filings with Regulatory Authorities in the Ascendant Territory with respect to the Licensed Patents or Resulting Patents for which Ascendant has a right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents). Cue shall cooperate with Ascendant’s reasonable requests in connection therewith, including executing any documents, meeting any submission deadlines, to the extent required or permitted by Applicable Law.
8.6
Enforcement.
8.6.1
Each Party shall promptly notify the other Party in writing if it becomes aware of (a) unauthorized use or misappropriation of any Licensed Know-How by a Third Party or (b) any apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Resulting Patent (collectively, a “Competing Infringement”), in each case, in the Cue Territory (for Cue) or the Ascendant Territory (for Ascendant), as applicable. Without limiting the foregoing, if Ascendant receives notice or a copy of an application submitted to the FDA for a Biosimilar (a “Biosimilar Application”) for which a Licensed Product is a “reference product”, as such term is used in the Biologics Price Competition and Innovation Act of 2009, as may be amended from time to time, whether or not such notice or copy is provided under any Applicable Law, or otherwise becomes aware that a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval (such as in an instance described in Section 351(1)(9)(C) of the United States Public Health Service Act, as amended from time to time (“PHSA”)), Ascendant shall, as soon as possible and not later than within [**], notify and provide Cue copies of such communication to the extent permitted by Applicable Law.
8.6.2
Cue shall have the sole right, but not the obligation, to bring and control any legal action or take such other actions alleging Competing Infringement as it deems appropriate (including delivering to Third Party notice letters and controlling settlements) at its cost and expense with counsel of its choice with respect to any Cue-Prosecuted Patent or any Cue Resulting Patent. At the request and expense of Cue, Ascendant shall provide reasonable assistance in connection with Cue’s legal or other actions in connection with any such Competing Infringement, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if requested by Cue.
8.6.3
Conduct of Biosimilar Litigation. Notwithstanding anything to the contrary in this Section 8.6.3 (Conduct of Biosimilar Litigation), regardless of the Party that is the “reference product sponsor” for purposes of a Biosimilar Application in the Cue Territory, as between the Parties, (a) Cue shall have the sole right to designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the counsel who shall receive confidential access to the Biosimilar Application; (b) Cue shall have the sole right, under at least Sections 351(l)(3)(A), (5)(b)(i)(II), or (7) of the PHSA, to list any Patents, including the Licensed Patents, insofar as they claim or cover the applicable Licensed Product, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA; (c) Cue shall have the sole right to identify Patents or respond to communications under any equivalent or similar listing described in (a) and (b) above in any other jurisdiction in the Cue Territory; and (d) at the request and expense of Cue, Ascendant shall cooperate in good faith with Cue with respect to any such certification, communications or notice under Applicable Law, including with respect to proceedings related thereto. At Cue’s written request, Ascendant shall prepare such lists and make such responses at Cue’s direction and cost, to the extent required or permitted by Applicable Law. At Cue’s cost, Ascendant shall (x) provide to Cue, within [**] of Cue’s request, all information, including a correct and complete list of Licensed Patents that is necessary or reasonably useful to enable Cue to make such lists and communications with respect to the Licensed Patents solely to the extent not already provided under this Agreement, and (y) cooperate with Cue’s reasonable requests in connection therewith, including reasonable requests to meet any submission deadlines, in each case, to the extent required or permitted by Applicable Law. Cue shall (A) reasonably consult with Ascendant prior to identifying any Licensed Patents to a Third Party as contemplated by this Section 8.6.3 (Conduct of Biosimilar Litigation) and shall consider in good faith Ascendant’s advice and suggestions with respect thereto, and (B) notify Ascendant of any such lists or communications promptly after they are made.
8.6.4
Cooperation in Enforcement Efforts. For any legal or other action initiated or directed pursuant to Section 8.6 (Enforcement), the non-enforcing Party shall, and shall cause its Affiliates to, assist and cooperate with the enforcing Party or its designee, as the enforcing Party or such designee may reasonably request from time to time, in connection with its activities set forth in Section 8.6 (Enforcement) including, to the extent needed to conduct such legal or other action, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant records, documents (including laboratory notebooks) and other evidence to the extent under the possession or control of the non-enforcing Party and making inventors and other of its employees available at reasonable business hours and producing relevant employees and such records, documents in discovery proceedings; provided that the enforcing Party shall reimburse the non-enforcing Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

8.7
Invalidity or Unenforceability Defenses or Actions.
8.7.1
Notification. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any Licensed Patent or Resulting Patent of which such Party becomes aware. Without limiting the foregoing, each Party shall, within [**] after the other Party’s notice thereof, provide the other Party with copies of all notices provided to such Party relating to any such assertion of invalidity or unenforceability of any Licensed Patent or Resulting Patent.
8.7.2
Defense Actions. As between the Parties, except with respect to proceedings covered by the definition of Prosecution and Maintenance (which, for clarity, are addressed in Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents)), each Party shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Patents and Resulting Patents for which such Party has the right to Prosecute and Maintain under Section 8.2 (Prosecution and Maintenance of Licensed Patents and Resulting Patents) at its sole cost and expense and using counsel of its own choice (such Party being referred to as the controlling Party and the other Party being referred to as the non-controlling Party).
8.7.3
Cooperation. The non-controlling Party may participate in any claim, suit or proceeding conducted by the controlling Party regarding the validity and enforceability with counsel of its choice at its sole cost and expense; provided that the defending Party shall retain control of the defense in such claim, suit or proceeding. The non-controlling Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as the controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 8.7 (Invalidity or Unenforceability Defenses or Actions), including, to the extent needed to conduct such claim, suit or proceeding, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant records, documents and other evidence (including laboratory notebooks) to the extent under the possession or control of the non-controlling Party and making inventors and other of its employees available at reasonable business hours; provided that the controlling Party shall reimburse the non-controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In connection with any activities with respect to a defense, claim or counterclaim pursuant to this Section 8.7 (Invalidity or Unenforceability Defenses or Actions), the controlling Party shall (a) consult with the non-controlling Party as to the strategy for such activities, (b) consider in good faith any comments from the non-controlling Party and (c) keep the non-controlling Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.
8.7.4
Settlement. The controlling Party shall have the right to settle the applicable claim, suit or proceeding; provided that neither Party shall enter into any settlement that admits to the invalidity, unpatentability, narrowing of scope or unenforceability of any Licensed Patent or any Joint Resulting Patent in any manner; incurs any financial liability on the part of the other Party; or requires an admission of liability, wrongdoing or fault on the part of the other Party; in each case, without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, further that the foregoing limitation shall not be deemed to preclude, or require the consent of such other Party in connection with, a

l

settlement that would or may result in reduced payments hereunder, but would not otherwise fall within the scope of the foregoing limitation.
8.8
Defense.
8.8.1
Each Party shall promptly notify the other Party in writing after becoming aware of any claim alleging that the Development, Manufacture, or Commercialization of any Licensed Molecule or Licensed Product infringes, misappropriates, or otherwise violates any Patents, Know-How, or other intellectual property rights of any Third Party in such Party’s Territory (“Third Party Infringement”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice of Third Party Infringement. Without limiting the foregoing, each Party shall, within [**] after such Party’s receipt thereof, provide the other Party with copies of all notices received by such Party relating to any Third Party Infringement.
8.8.2
Subject to Article 11 (Indemnification; Insurance; Limitation of Liability), as between the Parties, each Party shall have the sole right, but not the obligation, to defend, settle, or otherwise take actions with respect to, any Third Party Infringement claim arising from such Party’s, its Affiliates’ or Sublicensees’ activities in such Party’s Territory. The Party exercising this right shall do so at its sole discretion, cost and expense, including bearing any damages or awards resulting from a judgment related to the Third Party Infringement claim.
8.9
Recovery. Any recovery (including awards, damages, amounts paid in settlement or other recoveries) received as a result of any action under Section 8.6 (Enforcement), Section 8.7 (Invalidity or Unenforceability Defenses or Actions) or Section 8.8 (Defense) shall be allocated in the following order: (a) to reimburse the enforcing/controlling/defending Party for the reasonable costs and expenses (including attorneys’ and professional fees) that the enforcing/controlling/defending Party incurred in connection with such action, to the extent not previously reimbursed; (b) to reimburse the non-enforcing/controlling/defending Party, where it joins a legal action as provided under Section 8.6 (Enforcement), Section 8.7 (Invalidity or Unenforceability Defenses or Actions) or Section 8.8 (Defense) (as applicable), for the reasonable costs and expenses (including attorneys’ and professional fees) that the non-enforcing/controlling/defending Party incurred in connection with such action, to the extent not previously reimbursed; and (c) the remainder of the recovery shall be allocated [**], unless the Parties mutually agree in writing to a different allocation.
8.10
Trademarks.
8.10.1
Cue Product Marks. As between the Parties, Cue shall have the exclusive right, but not the obligation, to brand the Licensed Products using Trademarks it determines appropriate in its sole discretion for the Licensed Products in the Cue Territory, which may vary within the Cue Territory (the “Cue Product Marks”). Cue shall own all rights in the Cue Product Marks and shall register and maintain the Cue Product Marks to the extent it determines reasonably necessary. Ascendant shall not, and shall ensure that its Affiliates and licensees shall not, (a) use in their respective businesses in the Cue Territory, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Cue Product Marks, and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Cue Product Marks. Ascendant shall not, and shall not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of any Cue Product Mark anywhere in the Cue Territory or any registrations issued or issuing with respect thereto.
8.10.2
Ascendant Product Marks. As between the Parties, Ascendant shall have the exclusive right, but not the obligation, to brand the Licensed Products using Trademarks it determines appropriate in its sole discretion for the Licensed Products in the Ascendant Territory, which may vary within the Ascendant Territory (the “Ascendant Product Marks”). As between the Parties, Ascendant shall own all rights in the Ascendant Product Marks and may register and maintain the Ascendant Product Marks to the extent it determines reasonably necessary. Cue shall not, and shall ensure that its Affiliates and Sublicensees shall not, (a) use in their respective businesses in the Ascendant Territory, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Ascendant Product Marks, and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Ascendant Product Marks. Cue shall not, and shall not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of any Ascendant Product Mark anywhere in the Ascendant Territory or any registrations issued or issuing with respect thereto.
8.11
Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of Patents under this Article 8 (Intellectual Property) shall be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 8 (Intellectual Property), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 8 (Intellectual Property) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
Article 9

CONFIDENTIALITY
9.1
Nondisclosure. Each Party agrees that the Party (the “Receiving Party”) that receives the Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 9 (Confidentiality); and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including, in the case of Cue, the exercise of the rights and licenses granted to Cue hereunder. The obligations of confidentiality, non-disclosure, and non-use under this Section 9.1 (Nondisclosure) shall be in full force and effect from the Effective Date until [**] following the Term.
9.2
Exceptions. Section 9.1 (Nondisclosure) shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:
9.2.1
was known to the Receiving Party or any of its Affiliates without any obligation to keep it confidential or any restriction on its use, as evidenced by written records, prior to disclosure by the Disclosing Party;
9.2.2
is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use, provided that such Third Party is not and was not prohibited from disclosing such Confidential Information to the Receiving Party by a legal, fiduciary or contractual obligation owing to the Disclosing Party;
9.2.3
is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or
9.2.4
is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to, use of or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party.

9.3
Authorized Disclosure and Use.
9.3.1
Disclosure. Notwithstanding Section 9.1 (Nondisclosure), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party without the prior consent of the Disclosing Party in the following instances:
(a)
subject to Section 9.5 (Securities Filings; Disclosure under Applicable Law), to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation), provided that, if possible, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to obtain a protective order or confidential treatment requiring that the Confidential Information that is required to be disclosed be held in confidence or be used only for the purposes for which such disclosure was required by Applicable Law; and provided, further, that the Confidential Information disclosed as required by Applicable Law shall be limited to the information that is legally required to be disclosed by such Applicable Law;
(b)
disclosure to patent offices or other applicable Governmental Authorities in order to obtain, Prosecute and Maintain, or enforce Patents, to obtain or maintain approval to conduct Clinical Trials, or to market the Licensed Molecules or Licensed Products under this Agreement, in each case, in accordance with this Agreement; provided, that reasonable steps are taken to ensure confidential treatment of such Confidential Information to the extent available;
(c)
disclosure to: (i) in the case of either Party, any of its officers, directors, employees, consultants, agents, or Affiliates; (ii) in the case of Cue, any actual or potential collaborators, licensors, Sublicensees, licensees, or strategic partners, or any other Third Party to the extent necessary or useful to exercise Cue’s rights under this Agreement; (iii) in the case of either Party, such Party’s Subcontractors for the purpose of such Subcontractors performing obligations of such Party under this Agreement; and (iv) in the case of either Party, such Party’s actual or potential acquirers or prospective investment bankers, investors, lenders, or other financial partners; provided, that, in each case ((i) through (iv)), prior to any such disclosure, each such disclosee is bound by reasonable and customary written obligations of confidentiality, non-disclosure, and non-use, including, in the case of disclosure to Third Parties, obligations that are consistent with the obligations set forth in this Article 9 (Confidentiality) and of duration customary in confidentiality agreements entered into for a similar purpose; provided, however, that, in each of the above situations described in this Section 9.3.1(c), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1(c) to treat such Confidential Information as required under this Article 9 (Confidentiality); and
(d)
disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement; provided that prior to any such disclosure, each such disclosee is bound by written obligations of confidentiality, non-disclosure, and non-use consistent with the obligations set forth in this Article 9 (Confidentiality) (provided, however, that in the case of legal advisors, no written agreement shall be required), to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 9.3.1(d), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 9.3.1(d) to treat such Confidential Information as required under this Article 9 (Confidentiality).
9.3.2
Use. Each Party shall have the right to use the Confidential Information of the other Party to fulfill its obligations and exercise its rights under this Agreement.

9.3.3
Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 9.3 (Authorized Disclosure and Use), such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.
9.4
Terms of this Agreement. Each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 9.3 (Authorized Disclosure and Use) or Section 9.5 (Securities Filings; Disclosure under Applicable Law), as applicable.
9.5
Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or other Persons as may be required by Applicable Law. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by Applicable Law to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party reasonably in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of a copy of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by Applicable Law as set forth in this Section 9.5 (Security Filings, Disclosure under Applicable Law) and the other Party requests confidential treatment of, or additional redactions in, a submission in accordance with this Section 9.5 (Security Filings, Disclosure under Applicable Law), the Party seeking to make such disclosure or its counsel, as the case may be, shall use good-faith efforts to effectuate such confidential treatment or additional redactions.
9.6
Press Releases. The Parties shall mutually release the press release attached as Schedule 9.6 (Press Release) hereto. Subject to Section 9.3 (Authorized Disclosure and Use) and Section 9.5 (Securities Filings; Disclosure under Applicable Law), Ascendant shall provide to Cue any press release that discloses, refers to or describes [**], including but not limited to [**], at least [**] prior to the anticipated publication, or as soon as otherwise reasonably practicable, of such press release, and Cue shall have the right to provide comment with respect to such press release, which shall be considered in good faith. Each Party shall have the right to redistribute press releases issued in accordance with this Section 9.6 (Press Releases) and disclose information described in such press releases.
9.7
Ascendant Publications. Subject to Section 9.3 (Authorized Disclosure and Use) and Section 9.5 (Securities Filings; Disclosure under Apply Law), if Ascendant or any of its Affiliates plans to make any publication or public disclosure and such publication or public disclosure is the initial publication or disclosure of any data relating to [**], including but not limited to [**], Ascendant shall provide a copy of such publication or public disclosure to Cue at least [**] in advance of the planned date of publication or public disclosure, or as soon as otherwise reasonably practicable, and Cue shall have the right to require the removal of Cue’s Confidential Information and Cue’s Clinical data from such publication or public disclosure within [**], or as soon as otherwise necessary for the public disclosure timing, of receipt of such copy from Ascendant. Ascendant shall, upon such request, remove such Confidential Information or Clinical Data from such planned publication or public disclosure prior to submission of such publication or public disclosure and shall take any additional comments of Cue into good-faith consideration. Ascendant shall provide Cue a copy of the publication or public disclosure at the time of the submission for publication.
Article 10

REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1
Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
10.1.1
it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
10.1.2
the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;
10.1.3
this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);
10.1.4
it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and
10.1.5
neither it nor any of its Affiliates has been debarred or is subject to a threatened or pending Claim or conviction related to debarment, and neither it nor any of its Affiliates has used or will use in any capacity, in connection with any Clinical Trials conducted by or on behalf of it the Licensed Molecule and/or the Licensed Product (including the Prior UB-221 Trials and Ongoing UB-221 Trials), the Licensed IP, Licensed Molecules, Licensed Products, or any services to be performed under this Agreement, any Person who has been debarred or is subject to a threatened or pending Claim or conviction related to debarment, in each case pursuant to any Applicable Law, including Section 306 of the Federal Food, Drug, and Cosmetic Act and requirements by the HGR Agency.
10.2
Representations and Warranties of Ascendant. Ascendant hereby represents and warrants to Cue, as of the Effective Date, that:
10.2.1
(a) all the Licensed Patents in existence as of the Effective Date are listed in Schedule 1.128 (Licensed Patents), (b) [**] all such listed Licensed Patents have been and are being Prosecuted and Maintained diligently in the respective patent offices or other applicable Governmental Authorities in accordance with Applicable Law and Ascendant or its Affiliates are not in arrears with respect to any applicable fees in connection therewith, (c) all inventor assignments with respect to inventions claimed or described in the Licensed Patents have been executed as necessary at each respective patent offices or applicable Governmental Authorities in accordance with Applicable Law, and (d) all Licensed Patents set forth on Schedule 1.128 (Licensed Patents) issued in the Cue Territory as of the Effective Date are presumed valid and enforceable;
10.2.2
[**], Ascendant owns the Licensed Patents listed in Schedule 1.128 (Licensed Patents) and the Licensed Know-How, in each case, free of any encumbrance, lien or claim of ownership by (i) [**], any Third Party, or (ii) any Affiliate. Ascendant has the full right, power and authority to grant the license and rights purported to be granted under this Agreement to Cue, including with respect to the intellectual property rights, Clinical Data and Regulatory Materials for Licensed Molecules or Licensed Products, and it has not granted any license or other right under the Licensed IP materially inconsistent with, or that would conflict with, this Agreement. [**], no Licensed Patents or Licensed Know-How are licensed to Ascendant under any agreements with any Third Parties or any of its Affiliates, and (a) there are no license or other agreements between Ascendant or any of its Affiliates, on the one hand, and a Third Party, on the other hand, and (b) there are no license or other agreements between Ascendant and any of its Affiliates, in each case of clause (a) and (b), pursuant to which Ascendant or any of its Affiliates obtains rights to any Third Party intellectual property rights or Ascendant obtains rights to any of its Affiliates’ intellectual property rights necessary for the Development, Manufacture, Commercialization or other Exploitation of Licensed Molecules or Licensed Products;
10.2.3
[**];
10.2.4
[**];
10.2.5
(a) the execution, delivery and performance of this Agreement, and the transactions contemplated hereby (including the grant of licenses and rights to Cue hereunder), do not constitute a “covered transaction” subject to mandatory filing requirements under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and the regulations promulgated thereunder by the Committee on Foreign Investment in the United States (“CFIUS”) at 31 C.F.R. Parts 800 and 802, and neither Ascendant nor any of its Affiliates has received any communication from CFIUS or any member agency thereof indicating that the transactions contemplated by this Agreement are subject to review by CFIUS; (b) neither Ascendant nor any of its Affiliates is a “covered foreign person” as defined under the regulations implementing Executive Order 14105 (Addressing United States Investments in Certain National Security

Technologies and Products in Countries of Concern) administered by the Office of Investment Security Policy of the U.S. Department of the Treasury (“OISP”), and the transactions contemplated by this Agreement do not constitute a “covered transaction” or “prohibited transaction” under such regulations; (c) neither Ascendant nor any of its Affiliates is, or is owned or controlled by, a Person that is (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (ii) identified on the Entity List, Denied Persons List, or Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, or (iii) the target of any sanctions administered or enforced by the United States, the European Union, or the United Nations Security Council; and (d) Ascendant shall promptly notify Cue in writing upon becoming aware of any change in circumstances, any inquiry, investigation, or communication from any Governmental Authority, or any other development that would reasonably be expected to cause any of the foregoing representations in this Section 10.2.5 to become inaccurate or that could otherwise affect Cue’s rights or obligations under this Agreement with respect to CFIUS, OISP, or applicable sanctions;
10.2.6
Ascendant has determined that, (a) none of the Licensed IP, Licensed Know-How, Licensed Molecules, Licensed Products, Ascendant Manufacturing Technology, or Manufacturing Materials is classified under an Export Control Classification Number (ECCN) on the Commerce Control List (Supplement No. 1 to 15 C.F.R. Part 774) that would require an export license from the U.S. Department of Commerce’s Bureau of Industry and Security for the transfer, export, re-export, or disclosure thereof to Cue or any of its Affiliates or designees in the Cue Territory as contemplated by this Agreement, (b) neither Ascendant nor any of its Affiliates has received any communication from the Bureau of Industry and Security or any other Governmental Authority indicating that any such export license is required, and (c) Ascendant shall promptly notify Cue in writing upon becoming aware of any change in the export classification of any of the foregoing or any other development that would reasonably be expected to require an export license for any transfer, export, re-export, or disclosure contemplated by this Agreement;
10.2.7
the transfer, export, or disclosure by Ascendant or any of its Affiliates of any Licensed IP, Licensed Know-How, Ascendant Manufacturing Technology, Manufacturing Materials, Clinical Data, or other data or materials from the PRC to Cue or any of its Affiliates or designees as contemplated by this Agreement (a) does not violate the Export Control Law of the PRC (中华人民共和国出口管制法) effective December 1, 2020, as amended from time to time, or any implementing regulations, rules, or guidance promulgated thereunder, (b) does not involve any technology, data, or materials that are listed on the Catalogue of Technologies Prohibited or Restricted from Export (中国禁止出口限制出口技术目录) as promulgated and amended from time to time by the Ministry of Commerce of the PRC and the Ministry of Science and Technology of the PRC, or that otherwise require an export license or other approval from any PRC Governmental Authority for export or transfer outside the PRC, and (c) neither Ascendant nor any of its Affiliates has received any communication from any PRC Governmental Authority indicating that any such transfer, export, or disclosure is prohibited, restricted, or subject to any license or approval requirement. Ascendant shall promptly notify Cue in writing upon becoming aware of any change in circumstances or any communication from any Governmental Authority that would reasonably be expected to cause any of the foregoing representations to become inaccurate;

10.2.8
[**];
10.2.9
[**];
10.2.10
[**];
10.2.11
[**];
10.2.12
[**];
10.2.13
[**];
10.2.14
the Licensed IP constitutes all of the intellectual property rights that are Controlled by Ascendant or its Affiliate as of the Effective Date that are necessary for the Exploitation of the Licensed Molecules and Licensed Products in the Cue Territory and;
10.2.15
[**];
10.2.16
[**];
10.2.17
[**];
10.2.18
[**];
10.2.19
[**];
10.2.20
[**];
10.2.21
[**];
10.2.22
[**]; and
10.2.23
the Processing (including the transfer and sharing) of Clinical Data, Personal Data, HGR Materials, HGR Information or other Licensed Know-How with respect to any Licensed Molecule or Licensed Product, in each case, by or on behalf of Ascendant or any of its Affiliates: (a) has been valid and in compliance with all Applicable Law; (b) has received and is in compliance with all requisite Governmental Authority approvals, including applicable HGR Approvals and CBDT Approvals (which were sufficiently broad to cover all transfers and sharing of such Clinical Data, Personal Data, HGR Materials, HGR Information or other Licensed Know-How); (c) to the extent required, has been within the scope of a valid informed consent of each applicable participant, which has been documented in writing or other method permitted by Applicable Law and that allows for the transfer and further Processing by Cue as contemplated under this Agreement without further action by Cue; and (d) has not been subject to any revocation, suspension or restriction, or the imposition of any fine, penalty, sanction, or other liability for violation of any Applicable Law. Ascendant shall promptly notify Cue in writing upon becoming aware of any change in circumstances, any inquiry, investigation, or communication from any Governmental Authority, or any other development that would reasonably be expected to cause any of the foregoing representations to become inaccurate or that could otherwise restrict or prohibit any transfer to or use by Cue or its or their designees of any Clinical Data, Personal Data, HGR Materials, HGR Information or other Licensed Know-How to be transferred or made available by Ascendant or on behalf of Ascendant or any of its Affiliates to Cue or its or their designees as contemplated by this Agreement.
10.3
Representations and Warranties of Cue. Cue hereby represents and warrants to Ascendant, as of the Effective Date, that:
10.3.1
there are no Claims, actions or proceedings, pending or threatened by any Third Party against Cue or any of its Affiliates or its or their respective properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Cue’s ability to grant the licenses or rights granted to Ascendant under this Agreement or to perform Cue’s obligation under this Agreement;
10.3.2
[**]; and
10.3.3
neither Cue nor any of its Affiliates has entered into any agreement that is inconsistent with or would conflict with or prevent the rights and licenses granted to Ascendant under this Agreement, and the fulfillment of Cue’s obligations and performance of its activities hereunder do not conflict with, violate or breach or constitute a default under any contractual obligation or court or administrative order by which Cue or any of its Affiliates is bound.
10.4
Mutual Covenants.
10.4.1
Compliance with Applicable Law Generally. Each Party hereby covenants to the other Party that such Party, and its Affiliates to the extent performing such Party’s obligations hereunder, shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) with all Applicable Law.
10.4.2
Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, and any local financial reporting requirements for investigator and site payments relating to anti-bribery acts, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.
10.4.3
No Debarment. Each Party shall promptly inform the other Party in writing if such Party or any of its Affiliates has been debarred or is subject to a threatened or pending Claim or conviction related to debarment or, to such Party’s and its Affiliates’ knowledge, if such Party or any of its Affiliates has used in significant capacity, in connection with any Clinical Trials conducted by or on behalf of such Party for any Licensed Molecule and/or Licensed Product, the Licensed IP, or any services to be performed under this Agreement, any Person who has been debarred or is subject to a threatened or pending Claim or conviction related to debarment, in each case pursuant to any Applicable Law, including Section 306 of the Federal Food, Drug, and Cosmetic Act and requirements by the HGR Agency.

10.5
Covenants of Ascendant.
10.5.1
Ascendant shall not, and shall cause its Affiliates not to, grant any lien on any of the Licensed Molecules, Licensed Products, Licensed IP or Ascendant Controlled Regulatory Materials to any Third Party or knowingly permit any lien to be imposed on any of the Licensed IP. Ascendant shall not, and shall cause its Affiliates and require that any post Effective Date Subcontractors covenant not to, misappropriate any intellectual property of a Third Party in connection with the performance of Ascendant’s obligations under this Agreement.
10.5.2
Ascendant shall not, and shall cause its Affiliates not to, take any action or fail to take any required action with respect to the Licensed Molecules, Licensed Products, Licensed IP or Ascendant Controlled Regulatory Materials that that would limit, diminish or otherwise jeopardize Cue’s ability to exercise the rights and licenses granted to Cue under this Agreement following Ascendant being subject to any event described in Section 12.4 (Termination for Insolvency) or following a material breach of this Agreement by Ascendant.
10.5.3
Ascendant shall not, and shall cause its Affiliates not to, enter into any agreement with respect to, or otherwise assign, transfer, license, convey or otherwise encumber its right, title or interest in or to any of the Licensed Molecules, Licensed Products, Licensed IP, Joint Resulting Inventions, Joint Resulting Patents, or any Ascendant Controlled Regulatory Materials (including by granting any covenant not to sue with respect thereto) that would interfere with Ascendant’s performance of its obligations under this Agreement or limit or diminish the rights or licenses granted to Cue under this Agreement.
10.5.4
To its Knowledge, Ascendant is, and has been, in compliance with all applicable export control and economic sanctions laws and regulations of the United States, the European Union, and any other relevant jurisdiction in connection with the performance of this Agreement and the transfer or disclosure of any information, materials, or technology under this Agreement. Ascendant further represents and warrants that, to its Knowledge, no transfer, export, re-export, or disclosure of any Licensed IP, Licensed Know-How, Licensed Molecules, Licensed Products, or related information or materials under this Agreement will violate any such laws or regulations. Ascendant covenants to promptly notify Cue in writing upon becoming aware of any actual or threatened violation of any such laws or regulations in connection with this Agreement.
10.5.5
Ascendant represents, warrants and covenants that all activities, data, and materials provided or transferred under this Agreement, to its Knowledge have been, and, using commercially reasonable efforts, will be conducted, collected, stored, used, and transferred in full compliance with all HGR Regulations. Ascendant further represents, warrants and covenants that: (a) no HGR Materials or HGR Information was or, using Commercially Reasonable Efforts, will be collected, processed, transferred, or used in violation of HGR Regulations, including requirements for prior informed consent and ethics review; (b) Ascendant has secured, and, using Commercially Reasonable Efforts, will maintain, all HGR Approvals necessary for its performance under this Agreement and for Cue’s contemplated use, transfer, and exploitation of such HGR Materials and HGR Information as permitted under this Agreement; (c) to Ascendant’s Knowledge, there is no investigation, enforcement action, or notice of violation related to compliance with HGR Regulations pending or threatened against Ascendant or its Affiliates in connection with any HGR Materials, HGR Information or activities provided or transferred under this Agreement; (d) to Ascendant’s Knowledge, all HGR Materials and HGR Information provided to Cue may be freely used, transferred, and exploited by Cue as contemplated under this Agreement without restriction or further requirement under HGR Regulations; and (e) to Ascendant’s Knowledge, there has been no unauthorized use, prior breach, or omission relating to compliance with HGR Regulations as it pertains to any HGR Materials, HGR Information, or activities provided or transferred under this Agreement, and all material information regarding such compliance has been disclosed to Cue.
10.5.6
[**].
10.5.7
[**].
10.6
Foreign Corrupt Practices Act Compliance.
10.6.1
Compliance with FCPA. The U.S. government imposes and enforces prohibitions on the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) for the purpose of illegally influencing them, whether directly or indirectly, to obtain or retain business. This U.S. law is referred to as the Foreign Corrupt Practices Act (“FCPA”), and it can have application to conduct of a U.S. corporation’s foreign subsidiaries, employees, agents and distributors. A summary of the law and related information can be found at http://www.justice.gov/criminal/fraud/fcpa. Without limitation of Section 10.4.2 (Compliance with Anti-Corruption Laws), each Party represents, warrants and covenants (as applicable) to the other Party that:
(a)
it is familiar with the provisions and restrictions contained in the FCPA;
(b)
it shall comply with the FCPA in the Development, Manufacture and Commercialization of Licensed Molecules and Licensed Products under this Agreement;
(c)
it shall not, in the course of its performance under this Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any FCPA Covered Person that would or could be construed as an illegal or corrupt practice;
(d)
it is not an FCPA Covered Person or affiliated with any FCPA Covered Person; and
(e)
in the event of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from it, its Affiliates or sublicensees, it shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.
10.6.2
Compliance Certificate. From time to time upon request from the other Party, each Party shall submit a compliance certificate in the form reasonably requested by the requesting Party that (a) it fully understands its obligations under this Section 10.6 and any other applicable anti-bribery or anti-corruption laws and regulations; (b) it has been complying with this

Section 10.6 and any other applicable anti-bribery or anti-corruption laws and regulations; and (c) it shall continue to comply with this Section 10.6 and any other applicable anti-bribery or anti-corruption laws and regulations.
10.6.3
No Action. In no event shall any Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any applicable laws and regulations, including the anti-bribery and anti-corruption laws referenced in this Section 10.6.
10.6.4
Audit. Subject to Applicable Law, in the event that a Party has reason to believe that a breach of any obligation of the other Party under this Section 10.6 has occurred or may occur, such Party shall have the right to select an independent third party to conduct an audit of the other Party and review relevant books and records of the other Party, to satisfy itself that no such breach has occurred. Unless otherwise required under applicable laws and regulations or by order of a competent court or regulatory authority, such Party shall ensure that the selected independent third party shall keep confidential all audited matters and the results of the audit. Subject to Applicable Law, such Party reserves the right to disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by the other Party of any Applicable Law, including a violation of the FCPA or any other applicable anti-bribery or anti-corruption law or regulation.
10.7
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY LICENSED MOLECULES OR LICENSED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR SALES LEVEL OF SUCH LICENSED PRODUCT WILL BE ACHIEVED.
Article 11

INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY
11.1
Indemnification by Cue. Cue shall indemnify, defend, and hold harmless Ascendant, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Ascendant Indemnitees”) from and against any and all Damages incurred in connection with any Third Party Claim to the extent arising from:

(a)
the Development or Commercialization of any Licensed Molecule or Licensed Product in the Field in the Cue Territory by or on behalf of Cue, its Affiliates, or its Sublicensees;
(b)
the Manufacture of any Licensed Molecule or Licensed Product in the Field by Cue, its Affiliates, or its Sublicensees;
(c)
the gross negligence or willful misconduct of Cue or its Affiliates or its or their respective directors, officers, employees, or agents, in connection with Cue’s performance of its obligations under this Agreement; or
(d)
any breach by Cue of any of its representations, warranties, covenants, obligations or other terms under this Agreement;

except, in each case ((a)-(d)), such Damages for which Ascendant has an indemnification obligation pursuant to Section 11.2 (Indemnification by Ascendant), if such Damages were incurred by an Cue Indemnitee, as to which Damages each Party shall indemnify the Ascendant Indemnitees or Cue Indemnitees, as applicable, to the extent of its respective liability for such Damages.

11.2
Indemnification by Ascendant. Ascendant shall indemnify, defend and hold harmless Cue, its Affiliates, and its and their respective directors, officers, employees, agents, successors, and assigns (collectively, the “Cue Indemnitees”), from and against any and all Damages incurred in connection with any Third Party Claim to the extent arising from:
(a)
the Development or Commercialization of any Licensed Molecule or Licensed Product in the Field in the Ascendant Territory by or on behalf of Ascendant, its Affiliates or their licensees of the Licensed IP in the Field;
(b)
the Manufacture of any Licensed Molecule or Licensed Product in the Field by Ascendant, its Affiliates or its licensees of the Licensed IP in the Field;
(c)
the gross negligence or willful misconduct of Ascendant or its Affiliates or its or their respective directors, officers, employees, consultants, subcontractors or agents, in connection with Ascendant’s or its Affiliates’ performance of its obligations under this Agreement; or
(d)
any breach by Ascendant of any of its representations, warranties, covenants, obligations or other terms under this Agreement;

except, in each case ((a)-(d)), such Damages for which Cue has an indemnification obligation pursuant to Section 11.1 (Indemnification by Cue) if such Damages were incurred by an Ascendant Indemnitee, as to which Damages each Party shall indemnify the Ascendant Indemnitees or Cue Indemnitees, as applicable, to the extent of its respective liability for such Damages.

11.3
Procedure.
11.3.1
If a Party is seeking indemnification under Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, as soon as reasonably practicable after receiving notice of or otherwise becoming aware of the claim (an “Indemnification Claim Notice”); provided that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, except to the extent that such delay or failure prejudices the Indemnitor’s ability to defend against the relevant claims or results in increased Damages to the Indemnitor.
11.3.2
The Indemnitor shall have the right, upon written notice given to the Indemnitee within [**] after receipt of the Indemnification Claim Notice, to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, using appropriately qualified legal counsel. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense, and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.
11.3.3
The Indemnitor shall not settle any claim to which it is subject pursuant to Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, without first obtaining the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and shall not result in the Indemnitee (or other Ascendant Indemnitees or Cue Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief; (b) does not require an admission of fault or wrongdoing by the Indemnitee (or other Ascendant Indemnitees or Cue Indemnitees, as applicable); and (c) does not adversely affect the rights or licenses granted to the Indemnitee (or its Affiliate) under this Agreement.
11.3.4
If the Parties cannot agree as to the application of Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, to any claim, pending the resolution of the dispute pursuant to Section 13.6 (Governing Law; Dispute Resolution; Jury Waiver), the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 9 (Confidentiality).
11.3.5
For clarity, if the Indemnitee has the right to control the defense of a Third Party Claim pursuant to Section 8.8 (Defense), the Indemnitee shall be entitled to control such

Third Party Claim, without limiting the Indemnitor’s responsibility for Damages under Section 11.1 (Indemnification by Cue) or Section 11.2 (Indemnification by Ascendant), as applicable.
11.4
Insurance. During the Term and for a period of [**] thereafter, each Party shall maintain, at its cost, a program of insurance in such amounts, subject to such deductibles and on such terms and covering such risks as are customary for such Party. Such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification; Insurance; Limitation of Liability), or otherwise.
11.5
LIMITATION OF LIABILITY. NEITHER ASCENDANT NOR CUE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES, LOST PROFITS OR LOST REVENUES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, PROVIDED THAT NOTHING IN THIS SECTION 11.5 (LIMITATION OF LIABILITY) IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 (INDEMNIFICATION BY CUE) OR Section 11.2 (INDEMNIFICATION BY ASCENDANT), AS APPLICABLE, IN CONNECTION WITH ANY THIRD PARTY CLAIMS; OR (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT, FRAUD, OR BREACH OF Article 9 (CONFIDENTIALITY).
Article 12

TERM AND TERMINATION
12.1
Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Article 12 (Term and Termination), shall expire on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration of the Royalty Term under this Agreement with respect to such Licensed Product in such country (the “Term”), subject to Section 7.3.2 (Royalty Term; License Conversion).
12.2
Termination by Cue for Convenience. This Agreement may be terminated in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis by Cue for any or no reason upon [**] prior written notice to Ascendant.
12.3
Termination for Material Breach. This Agreement may be terminated in its entirety by a Party for the material breach by the other Party of this Agreement upon [**] written notice identifying the material breach in reasonable detail and stating the non-breaching Party’s intention to terminate this Agreement (the “Breach Notice”) and (a) if such breach is curable, such breach has not been cured within [**] of such Breach Notice (“Cure Period”) or (b) if such breach is curable but is not capable of cure within the Cure Period, the alleged breaching Party fails to deliver to the non-breaching Party within the Cure Period a written plan that is reasonably calculated to resolve such material breach within a specified period (not to exceed [**] from receipt of the Breach Notice) and does not cure such material breach within the period specified in such plan. Any such termination of this Agreement under this Section 12.3 (Termination for Material Breach) shall become effective at the end of the Cure Period (or such longer period as set forth in the applicable plan described in the foregoing clause (b)), unless (i) the breaching Party has cured such breach prior to the expiration of such Cure Period (or such longer period as set forth in the applicable plan described in the foregoing clause (b)), or (ii) there is a good faith dispute with respect to the existence of such a material breach (including for non-payment), in which case such Cure Period (or such longer period as set forth in the applicable plan described in the foregoing clause (b)) shall be tolled until a final determination under Section 13.6 (Governing Law; Dispute Resolution; Jury Waiver) has been reached that the breaching Party has materially breached this Agreement, and such breach remains uncured for [**] after such determination.
12.4
Termination for Insolvency.
12.4.1
In the event that either Party (a) commences a voluntary case under the Bankruptcy Code or any similar bankruptcy or insolvency, law foreign or domestic, (b) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors, (c) appoints an examiner of or a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [**] after such filing or appointment, (d) proposes or is a party to any dissolution, liquidation or winding up of such Party, (e) has an involuntary petition filed against it under the Bankruptcy Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within [**] of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.4.2
For purposes of Section 365(n) of the Bankruptcy Code and any similar law, foreign or domestic, all rights and licenses granted under or pursuant to any Section of this Agreement are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). The Parties agree that the licensee of such rights under this Agreement shall retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code and any similar laws in any other country. Each Party hereby acknowledges that copies of research data, laboratory samples, product samples and inventory, formulas, laboratory notes and notebooks, pre-clinical research data and results, tangible Know-How and rights of reference, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the Bankruptcy Code. The Parties agree that in the event of the commencement of a case by or against a Party under the Bankruptcy Code, then the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession, shall be (a) promptly delivered to the other Party, unless and until this Agreement or any license of rights to intellectual property hereunder is rejected, and (b) if not delivered under clause (a), upon the other Party’s written request therefor, following (i) the rejection of this Agreement or any license of rights to intellectual property hereunder, and (ii) such other Party’s election to retain its rights under Section 365(n)(1)(B) of the Bankruptcy Code. The provisions of this Section 12.4.2 are without prejudice to any rights the non-bankrupt Party may have arising under the Bankruptcy Code, laws of other jurisdictions governing insolvency and bankruptcy or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Bankruptcy Code and any similar laws in any other country: (x) the right of access of the licensee to any intellectual property (including all embodiments thereof) of (i) the licensor, or (ii) any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Exploitation of a Licensed Product; (y) the right of licensee to contract directly with any Third Party described in the foregoing clause (x)(ii) to complete the contracted work and (z) the right of licensee to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement.
12.5
Ascendant Phase 2-Related Termination Right. If the Funding Raise Completion has not occurred within [**] following achievement of the applicable and payable Phase 2 Milestone Event (as further described in Section 7.2.1 (Phase 2 Milestone)) (such time period the “Phase 2 Milestone Payment Period”), then Ascendant shall have the right to terminate this Agreement upon delivery of [**] prior written notice to Cue; provided that Cue shall have the right to extend the Phase 2 Milestone Payment Period on a month-to-month basis by making payment to Ascendant of One Million Dollars ($1,000,000) per month for up to a maximum of six (6) additional months.
12.6
General Effects of Termination.
12.6.1
Effects of Termination on Licenses; Sublicense Survival. For any termination of this Agreement, the licenses granted by Ascendant to Cue pursuant to Section 2.1 (Licenses to Cue) shall terminate on the respective Termination Date. Notwithstanding the foregoing, [**].
12.6.2
Return of Confidential Information. No later than [**] after the Termination Date, each Party shall either, at the Disclosing Party’s option and instruction, (a) destroy or (b) return or cause to be returned to the other Party, all Confidential Information of the Disclosing Party in tangible form received from such other Party and all copies thereof and all materials substances or compositions delivered or provided by the other Party; provided, however, that subject to the provisions of Article 9 (Confidentiality): (x) each Party may retain any such Confidential Information or materials as reasonably necessary for such Party’s continued practice under any license under this Agreement that remains effective after such termination; and (y) the Disclosing Party’s Confidential Information contained in the Receiving Party’s electronic back-up files that are created in the normal course of business pursuant to such Receiving Party’s standard protocol for preserving its electronic records solely for the purpose of establishing the contents thereof and record purposes.
12.6.3
Use of Confidential Information. Each Party shall have the right to use the other Party’s Confidential Information solely to the extent necessary to exercise any surviving rights and fulfill any surviving obligations under this Agreement, provided that such Party shall comply with its confidentiality obligations with respect to such Confidential Information in accordance with Article 9 (Confidentiality).
12.6.4
Sale of Existing Inventory. For a period of [**] following the Termination Date, Cue (or its Affiliates or Sublicensees) (“Sell-Off Period”) may sell the then-existing inventory of Licensed Products owned by Cue or any of its Affiliates as of the Termination Date, provided that (a) [**] and (b) [**]. Effective from the Termination Date, during such Sell-Off Period, Ascendant hereby grants to Cue, and Cue hereby accepts, a non‑exclusive, non-transferable, and sublicensable through multiple tiers (in accordance with Section 2.7 (Sublicensing)) license, under the Licensed IP solely to the extent necessary to sell such then-existing inventory of Licensed Products.
12.7
Specific Effects of Termination. Upon termination of this Agreement by Cue pursuant to Section 12.2 (Termination by Cue for Convenience), or by Ascendant pursuant to Section 12.3 (Termination for Material Breach), or Section 12.4 (Termination for Insolvency), then, upon Ascendant’s written instruction:
12.7.1
Cue shall, and shall cause its Affiliates and Sublicensees to, as soon as reasonably practicable transfer and assign (to the extent permitted by Applicable Law or applicable agreements with Third Parties) to Ascendant all Clinical Data, Regulatory Materials and Regulatory Approvals solely related to each Licensed Product that is the subject of the termination and its corresponding Licensed Molecule. The Parties shall cooperate to transfer all such Clinical Data, Regulatory Materials and Regulatory Approvals from Cue to Ascendant promptly after the Termination Date and in compliance with Applicable Law and regulatory requirements of any relevant Regulatory Authority. If Applicable Law prevents or delays the transfer of ownership of any such Regulatory Materials or Regulatory Approvals to Ascendant, Cue shall, and hereby does, grant to Ascendant an irrevocable and perpetual, fully paid-up, transferable right of access and Right of Reference to such Regulatory Materials and Regulatory Approvals solely for each Licensed Product that is the subject of the termination and its corresponding Licensed Molecule, and shall reasonably cooperate to make the benefits of such Regulatory Materials and Regulatory Approvals available to Ascendant or its designee.
12.7.2
With respect to any ongoing Clinical Trials of Licensed Products, Cue shall cease (to the extent permitted by Applicable Law or applicable agreements with Third Parties) the conduct of such Clinical Trials as soon as reasonably practicable after the Termination Date, unless Ascendant notifies Cue in writing prior to the Termination Date that it elects to continue such Clinical Trials at Ascendant’s sole costs and expenses. In the event of such election by Ascendant, (a) each Party shall cooperate with the other Party to facilitate the orderly transfer (to the extent permitted by Applicable Law or applicable agreements with Third Parties) to Ascendant of the conduct of such Clinical Trials as soon as reasonably practicable after the Termination Date, including by assignment to Ascendant or termination of any applicable agreements with contract research organizations or sites for Clinical Trials to the extent permissible under such applicable agreements and as desired by Ascendant, and (b) until such time as the conduct of such Clinical Trials has been successfully transferred to Ascendant, Cue shall continue such Clinical Trials at Ascendant’s sole cost and expense and Ascendant shall indemnify, defend and hold harmless each Cue Indemnitees from and against any and all Damages incurred in connection with any Third Party Claim to the extent arising from such Clinical Trials after the Termination Date. In the event Ascendant does not elect to continue such Clinical Trials and immediate cessation of such Clinical Trials is impermissible under Applicable Law or applicable agreements with Third Parties or otherwise impractical or impossible, Cue shall bear all costs and expenses associated with such Clinical Trials until such time as the conduct of such Clinical Trials has been fully ceased.

12.7.3
With respect to any Licensed Products that has been Commercialized in the Cue Territory, Cue shall promptly assign to Ascendant all rights, title and interest in and to the Cue Product Marks for the corresponding Licensed Products.
12.7.4
Without limiting the foregoing, each Party will cooperate with the other Party to effectuate a smooth and orderly transition with respect to the Licensed Products that were the subject of the termination in a prompt and expeditious manner. Each Party shall take any actions, and execute any instruments, assignments and documents, as reasonably requested by the other Party as may be necessary to effectuate the provisions of this Section 12.7 (Specific Effects of Termination), as applicable.
12.7.5
[**].
12.8
Surviving Provisions.
12.8.1
Accrued Rights. The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 12 (Term and Termination) are in addition to any other relief and remedies available to either Party under this Agreement, at law or in equity.
12.8.2
Survival. Without limiting the provisions of Section 12.8.1 (Accrued Rights), the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement (for the time periods set forth therein, as applicable), in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (Definitions) (to the extent terms defined therein are used in or necessary to interpret other surviving provisions), Section 2.2 (Licenses to Ascendant), Section 2.9 (No Implied Licenses), Section 7.4 (Payment Terms) (for purposes of making any payments after the Term that have accrued during the Term), Section 7.5 (Records; Audit Rights), Section 8.1 (Ownership), Section 8.9 (Recovery) (with respect to any action initiated prior to expiration or termination of this Agreement), Article 9 (Confidentiality), Article 11 (Indemnification; Insurance; Limitation of Liability), Section 12.4.2, Section 12.6 (General Effects of Termination), Section 12.7 (Specific Effects of Termination), this Section 12.8 (Surviving Provisions) and Article 13 (Miscellaneous).
Article 13

MISCELLANEOUS
13.1
Severability. If one or more of the terms or provisions of this Agreement is held by an arbitral tribunal or other court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and such term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
13.2
Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given:

If to Cue:

Cue Biopharma, Inc.
40 Guest Street

Boston, Massachusetts 02135

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111-4004

USA

Attention: Stephen Abreu

Email: [**]

If to Ascendant:

Ascendant Health Sciences Limited

Palm Grove Unit 4

265 Smith Road, George Town

Grand Cayman KY1-9006, Cayman Islands Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

12830 El Camino Real
Suite 350
San Diego, CA 92130

Attention: John E. Wehrli, Esq.

Email: [**]

Greenberg Traurig, LLP

One International Place
Suite 20000
Boston, MA 02110

Attention: Prashant Girinathp, Esq.

Email: [**]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the Person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 13.2 (Notices).

13.3
Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of any God, fires, earthquakes, change of laws or regulations or any orders issued by Governmental Authority, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather; provided, that the affected Party: (a) promptly notifies the other Party; and (b) shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.
13.4
Assignment; Change of Control.
13.4.1
Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party; provided that, subject to the provisions of Section 2.5.1 (in the case of Ascendant) and this Section 13.4 (Assignment; Change of Control), (a) Ascendant may assign this Agreement, without such consent from Cue, [**] to (i) its Affiliate, or (ii) in connection with a Change of Control to its Acquiring Entity or to an Asset Purchaser and (b) Cue may assign this Agreement, without such consent from Ascendant, [**] to (i) its Affiliate, or (ii) in connection with a Change of Control to its Acquiring Entity or to an Asset Purchaser. The terms and conditions of this Agreement shall inure to the benefit of and be enforceable by, and shall be binding on and enforceable against, the permitted successors and assignees of each Party. Any attempted assignment or delegation in violation of this Section 13.4.1 shall be void and of no effect.

13.4.2
The rights to information, materials and intellectual property that (a) were controlled by the Acquiring Entity of a Party and (b) were not Controlled by such Party or its Affiliates immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Acquiring Entity or its Affiliates), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement; provided that, if Ascendant undergoes a Change of Control transaction whereby Ascendant is acquired by its Acquiring Entity, then any intellectual property rights, data rights or information controlled by such Acquiring Entity before or after the closing of such transaction (the “Acquirer IP”) that is (i) generated prior to such Change of Control through the use or incorporation of Ascendant’s or any of its Affiliates’ material, Know-How, Patents or other intellectual property rights or through the Exploitation of Licensed Molecules or Licensed Products in each case under an agreement entered into by Ascendant or its Affiliates and such Acquiring Entity or its Affiliates; (ii) Controlled by Ascendant or any of its Affiliates prior to such Change of Control; (iii) used by or on behalf of Ascendant or any of its Affiliates in performing any of Ascendant’s or its Affiliates’ obligations under this Agreement; (iv) incorporated into any Licensed Molecule or Licensed Product; or (v) generated through any use of, or access to, the Licensed IP shall be deemed to be Controlled by Ascendant and shall be licensed to Cue under this Agreement.
13.5
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.
13.6
Governing Law; Dispute Resolution; Jury Waiver.
13.6.1
Governing Law. Except where the Bankruptcy Code is specifically referenced, this Agreement shall be governed by, enforced, and construed in accordance with the laws of the [**] without reference to any rules of conflict of laws and excluding the United Nations Convention on Contracts for the International Sales of Goods.
13.6.2
Referral to Authorized Representatives. The Parties recognize that there may be disputes, controversies or claims arising out of, relating to, or in connection with this Agreement, including with respect to either Party’s rights and/or obligations hereunder, its formation, applicability, interpretation, breach, enforcement, termination, validity or enforceability (each, a “Dispute”). Except as provided in Section 7.5.2 (Audit Rights), either Party shall have the right, by written notice to the other, to refer any Dispute which cannot be resolved by good faith negotiations to the Authorized Representatives for resolution. The Authorized Representatives shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice. If the Authorized Representatives do not resolve such Dispute within [**] of such written notice, then the Dispute shall be resolved through Section 13.6.3 (Jurisdiction and Venue). If the Parties resolve such Dispute pursuant to the procedures in this Section 13.6.2 (Referral to Authorized Representatives), a memorandum setting forth their agreement shall be prepared and signed by both Parties, if requested by either Party.

13.6.3
Arbitration. Any Dispute that is not resolved pursuant to Section 13.6.2 (Referral to Authorized Representatives) shall be submitted to [**] and shall be finally settled under the [**] in effect at the time of the arbitration (“[**] Rules”), except as they may be modified herein. Any dispute regarding the scope or applicability of this agreement to arbitrate, or the propriety of commencing arbitration shall be determined by the arbitration tribunal.
(a)
Conduct of the Arbitration. The arbitration shall be conducted by a tribunal of three arbitrators. Within [**] after the commencement of arbitration, each Party shall nominate one arbitrator. The two arbitrators so nominated shall nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [**] after the selection of the second arbitrator. If any of the three (3) arbitrators are not nominated within the time period prescribed above, then the [**] shall appoint the arbitrator(s). The arbitrators shall be impartial and independent of the Parties and all of their respective Affiliates, shall have significant experience in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. An arbitrator shall be deemed to meet these qualifications unless a Party objects within [**] after the arbitrator is nominated. Without prejudice to any Party presenting evidence from an expert witness, the arbitrators may engage one or more experts (each, an “Expert”) to advise them with respect to any issue in the arbitration. If an Expert is so engaged, the Parties shall have the right to review such Expert’s report(s) to the arbitration tribunal and to examine the Expert at an oral hearing.
(b)
Arbitration Proceedings. The arbitrators shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration proceedings and all pleadings, responses and evidence shall be in the English language. If any testimony or documentary evidence is submitted in another language, it shall be accompanied by an English translation. Notwithstanding Section 13.6.1 (Governing Law) with respect to the substantive governing law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C § 1 et seq.
(c)
Award of the Arbitration Tribunal. The Parties agree that any decision and/or award rendered by the arbitrators shall be the sole, exclusive and binding remedy between them regarding any Dispute. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to prepare for or conduct the arbitration, to confirm or challenge an award, as may be necessary in connection with a court application for provisional or interim relief, or as may be required by Applicable Law, the arbitration proceedings and the orders and award(s) of the arbitrators shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings, orders and any award unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article 9 (Confidentiality) above. No award or procedural order in the arbitration shall be published.

(d)
Seat; Costs. The seat of the arbitration shall be [**]. The Parties agree that they shall share equally the fees, costs and expenses of the arbitrators and the [**] administrative fees, as well as the joint hearing costs, and the fees and expenses of any Expert appointed by the arbitration tribunal. Each Party shall bear its own arbitration costs and expenses, including its attorneys’ fees and other costs of legal representation; provided that the arbitration tribunal shall have the power to award to the prevailing party some or all of its arbitration costs and expenses, including reasonable attorneys’ fees and other costs of legal representation.
(e)
Interim Relief. Notwithstanding anything in this Section 13.6.3 (Arbitration) to the contrary, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, pending the constitution of the arbitration tribunal or pending the arbitration tribunal’s determination of the Dispute. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any Dispute subject to arbitration under this Agreement (including the power to determine the arbitrability of any Dispute).
13.6.4
Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES AND AGREES TO ARBITRATE AS SET FORTH IN SECTION 13.6.3 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
13.7
Relationship of the Parties. Ascendant and Cue are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute either Party as a partner, agent, or joint venture of the other Party. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other.
13.8
Fees and Expenses. Except as otherwise specified herein, each Party shall bear its own costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
13.9
Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder, the provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party, except for the indemnification rights of the Ascendant Indemnitees pursuant to Section 11.1 (Indemnification by Cue) and Section 11.3 (Procedure) and the Cue Indemnitees pursuant to Section 11.2 (Indemnification by Ascendant) and Section 11.3 (Procedure).
13.10
Entire Agreement. This Agreement (including the attached Exhibits and Schedules), the Supply Agreement and the Stock Purchase Agreement contain the entire agreement by the Parties with respect to the subject matter hereof and supersede any prior express or implied agreements, understandings, and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.
13.11
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one (1) and the same instrument. Any such counterpart, to the extent delivered by means of facsimile by pdf, .tif, .gif, .jpeg, or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
13.12
Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
13.13
Interpretation.
13.13.1
Generally. This Agreement has been diligently reviewed by and negotiated by and between the Parties, and in such negotiations each of the Parties have been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement and shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
13.13.2
Definitions; Interpretation.
(a)
The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and, where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b)
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.
(c)
The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)
The words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, shall be deemed to be followed by the words “without limitation.”
(e)
The word “or” shall be construed as the inclusive meaning identified with the phrase “and/or,” unless the context requires otherwise (e.g., by the use of the word “either”).
(f)
The words “hereof,” “herein,” “hereto”, “hereby”, and “hereunder”, and words of similar import, shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g)
If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(h)
The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(i)
The word “expense” shall be construed to have the same meaning and effect as the word “cost”.
(j)
The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.
(k)
The phrase “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement.
(l)
Unless the context requires otherwise or otherwise specifically provided: (i) all references herein to Articles, Sections, Schedules, or Exhibits shall be construed to refer to Articles, Sections, Schedules, and Exhibits of this Agreement; (ii) reference in any Section to any subclauses are references to such subclauses of such Section, and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.
13.13.3
Subsequent Events. Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended; and (c) subject to Section 13.4 (Assignment; Change of Control), any reference herein to any Person shall be construed to include the Person’s successors and assigns.
13.13.4
Headings. Headings, captions, and the table of contents are for convenience only and shall not be used in the interpretation or construction of this Agreement.

13.14
Further Assurances. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. In the event that a change in Applicable Law materially and adversely affects Cue’s ability to enjoy its benefits, exercise its rights, or perform its obligations, in each case pursuant to this Agreement, the Parties will negotiate in good faith amendments to this Agreement (including any financial terms in this Agreement) such that the objectives contemplated by the Parties when entering this Agreement may be realized.
13.15
Precedence. Except as otherwise stated or if the context otherwise requires, in case of a conflict between the provisions of any Schedule and the provisions of the main body of this Agreement, the provisions of the main body of this Agreement shall prevail.

[Signature Page Follows]

In Witness Whereof, and intending to be legally bound hereby, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

Ascendant Health Sciences Limited

By: /s/ Mei Mei Hu
Name: Mei Mei Hu
Title: Ascendant Board Director

Cue Biopharma, Inc.

By: /s/ Pasha Sarraf
Name: Pasha Sarraf
Title: Chairman of the Board of Directors

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Schedule 9.6

Press Release

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